As filed with the Securities and Exchange Commission on August 1, 2018

Table of Contents

Registration No. 333-224931

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KISSES FROM ITALY, INC.

(Exact name of registrant as specified in its charter)

Florida	5810	46-2388377
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

80 SW 8th ST.

Suite 2000

Miami, Florida 33130

305 423-7129

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Michele Di Turi, Chief Executive Officer

KISSES FROM ITALY, INC.

80 SW 8th ST.

Suite 2000

Miami, Florida 33130

305 423-7129

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew I. Telsey, Esq.

Andrew I. Telsey, P.C.

12835 E. Arapahoe Road

Tower I Penthouse #803

Centennial, CO 80112

Tel: (303) 768-9221

As soon as practicable after the effective date of this Registration Statement
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☐ Accelerated filer
☐ Non-accelerated filer (Do not check if a smaller reporting company)	☒ Smaller reporting company
☒ Emerging Growth Company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, Par value $0.001 per share	22,201,250	$0.10	$2,220,125	$276.41*

* previously paid

__________________

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Subject to Completion, dated August 1, 2018

PROSPECTUS

PRELIMINARY

PROSPECTUS

Kisses From Italy, Inc.

a Florida corporation

22,201,250 Shares of Common Stock

This Prospectus relates to the offer and sale of up to 22,201,250 shares of our Common Stock (“Common Stock”) held by Selling Stockholders listed beginning on page 18 of this Prospectus (the “Selling Stockholders”), (the “Offering”). See “SELLING STOCKHOLDERS.”

The Selling Stockholders may sell their shares of our Common Stock (the “Shares”) from time to time at the initial price of $0.10 per share until our Common Stock is quoted on the OTCQB and thereafter at prevailing market prices or privately negotiated prices. Each Selling Stockholder may be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. See “DETERMINATION OF OFFERING PRICE,” “SELLING STOCKHOLDERS” and “PLAN OF DISTRIBUTION.”

We will pay the expenses of registering these Shares. We will not receive any proceeds from the sale of Shares of Common Stock in this Offering. All of the net proceeds from the sale of the Shares will go to the Selling Stockholders. The Selling Shareholders are expected to receive aggregate net proceeds of approximately $2,220,125 from the sale of their Shares (approximately $0.10 per share).

Our Common Stock is not currently listed for trading on any exchange. It is our intention to seek quotation on the OTCQB if we qualify for listing on the same. There can be no assurances that our Common Stock will be approved for trading on the OTCQB, or any other trading exchange.

This Prospectus is part of a registration statement that we have filed with the US Securities and Exchange Commission. Prior to filing of our registration statement, we were not a reporting company under the Securities Exchange Act of 1934, as amended. Following the effectiveness of our registration statement we will become subject to the reporting requirements under the aforesaid Act.

We are an “emerging growth company” as defined under the federal securities laws and are subject to reduced public company reporting requirements.

Investing in our Common Stock involves a high degree of risk. You should invest in our Common Stock only if you can afford to lose your entire investment.

SEE “RISK FACTORS” BEGINNING ON PAGE 5.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the registration statement that was filed by Kisses From Italy, Inc. with the Securities and Exchange Commission. The Selling Stockholders may not sell these Shares until the registration statement becomes effective. This Prospectus is not an offer to sell these Shares and is not soliciting an offer to buy these Shares in any State where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ____________, 2018

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PROSPECTUS SUMMARY

This summary provides an overview of certain information contained elsewhere in this Prospectus and does not contain all of the information that you should consider or that may be important to you. Before making an investment decision, you should read the entire Prospectus carefully, including the “RISK FACTORS” section and the financial statements and the notes to the financial statements. In this Prospectus, the terms “the “Company,” “we,” “us” and “our” refer to Kisses From Italy, Inc., unless otherwise specified herein.

We were incorporated in the State of Florida on March 7, 2013, and are focused on developing a fast casual food dining chain restaurant business. Our restaurants theme is to provide ‘traditional Italian delicacies with an All-American Flair’. Enveloped in our mission is our philosophy to support and partner with local producers and suppliers within the regions in order to provide a truly authentic experience to our customers.

Our intent is to leverage what we believe to be the acceptance of our restaurant concept derived from our flagship store and our initial hotel locations in the South Florida market and to expand into other regions on a local, state, national and global level. We intend to expand our current business through the development of additional corporate owned locations, as well as selling franchises to third parties through the advancement of our franchise and territorial rights program. As of the date of this Prospectus we have sold two franchises.

Since inception we have opened 4 corporate owned retail locations, all in Southern Florida. In September 2017, Hurricane Irma caused significant damage to the area, which caused a significant setback in the implementation of our business plan. All of our locations were closed until January 2018 in order to renovate the premises from the damage done by the hurricane. We elected not to re-open one of the locations and as a result, currently have 3 operating restaurants.

Our menu includes an Italian style Panini, sausage, beef, or chicken topped with quality natural “sott'olio” (grilled and marinated vegetable) products. Our vision is to transport true authentic and rustic taste from the provinces of Italy through a fresh Panini with an espresso, latte or cold slush espresso to go. We intend to offer products that will cater to all diets including gluten free diets and emphasize fresh products with no preservatives.

During the year ended December 31, 2017, we accepted subscription agreements from 9 investors, including 2 “accredited” investors, as that term is defined under the Securities Act of 1933, as amended and issued 1,350,000 shares of our common stock at a price of $0.10 per shares for gross proceeds totaling $135,000. During the year ended December 31, 2016, we accepted subscription agreements from 8 investors, including 5 “accredited” investors and issued 1,698,750 shares of our common stock for gross proceeds totaling $169,785. Except for shares purchased by members of our management in these offerings, all of the remaining shares sold in these private offerings are being registered herein.

Our independent registered public accounting firm included an explanatory paragraph in their report included herein on our financial statements related to the uncertainty in our ability to continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The paragraph stated that we have suffered recurring losses from operations, may not have other funding available to meet our obligations and sustain our operations and have a significant accumulated deficit. In addition, since the Hurricane mentioned above we continue to experience negative cash flows from operations. These factors raise substantial doubt about our ability to continue as a going concern. Our cash and cash equivalents were sufficient to fund our existing development commitments, indebtedness and general operating expenses through December 31, 2017. We have yet to generate profits in any fiscal year since our inception. During our fiscal years ended December 31, 2017 and 2016, we generated revenues of $740,412 and $928,624, respectively, and incurred net losses of $663,417 in 2017 and $710,846 in 2016. During the three months ended March 31, 2018 we generated revenues of $105,404 and incurred a net loss of $64,204, compared to revenues of $239,482 and a net loss of $32,422 during the similar period in 2017. Total stockholders’ equity at December 31, 2017 was $1,127. As of March 31, 2018, we had $1,595 in cash. We may continue to incur losses as we execute our strategies and may never generate profitability. If we fail to execute our business strategy or if there is a change in the demand for our products or market conditions, or any other assumptions we used in formulating our business strategy, our long-term strategy may not be successful, and we may not be able to achieve and/or maintain profitability. See “RISK FACTORS” and “FINANCIAL STATEMENTS.”

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If our revenues do not increase we will need to raise additional capital to support our current operations and fund our sales and marketing programs including developing additional company owned stores and expanding our marketing of our franchise concept. We estimate that we will need approximately $1,000,000 in additional capital in order to fully implement our business plan and generate profits from operations. We can provide no assurance that additional funding will be available on a timely basis, on terms acceptable to us, or at all.

We believe that our reduced revenues are directly attributable to the damage and loss of business that resulted from Hurricane Irma, which caused us to close all of our restaurants from September 2017 through January 2018. During the three months ended March 31, 2018, our cash loss from operations was approximately $20-25,000 per month, In April we commenced an offering of convertible debentures and have raised approximately $150,000 to date therefrom. As of the date of this Prospectus we have approximately $40,000 in cash. Beginning in May 2018 we began to improve our monthly cash flow and as of the date of this Prospectus our monthly loss from operations has decreased to approximately $5-10,000 per month and while no assurances can be provided, we believe this will continue to decrease in the next few months. With our current available cash we anticipate that we will run out of cash by the end of 2019 unless revenues increase, costs of operations decrease and/or additional funds are raised.

We have also only recently commenced sales of franchises, where we have sold 2 to date. However, it is expected that our costs of operations will increase significantly due primarily to the costs associated with being a reporting company. Based upon our current business plan, we may continue to incur losses in the foreseeable future and there can be no assurances that we will ever establish profitable operations. These and other factors raise substantial doubt by our auditors about our ability to continue as a going concern. See “RISK FACTORS.”

Our principal offices are located at 80 SW 8th St. Suite 2000, Miami, Florida, 33130, and our phone number is (305) 423-7024. Our website is www.kissesfromitaly.com

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About The Offering

Common Stock to be Offered by Selling Shareholders	22,201,250 shares. This number represents approximately 27.2% of the total number of shares outstanding following this Offering.

Number of shares outstanding before and after the Offering	81,780,170(1)

Use of Proceeds	We will not receive any proceeds from the sale of the Common Stock.

Risk Factors	See the discussion under the caption “RISK FACTORS” and other information in this Prospectus for a discussion of factors you should carefully consider before deciding to invest in our Common Stock.

_________________________

(1)	Because we are not selling any of our Common Stock as part of this Offering, the number of issued and outstanding shares of our Common Stock will remain the same following this Offering.

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Selected Financial Data

The following selected financial data should be read in conjunction with our financial statements and the related notes to those statements included in “FINANCIAL STATEMENTS” and with “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” appearing elsewhere in this Prospectus. The selected financial data has been derived from our audited and unaudited financial statements.

Our financial statements for the years ended December 31, 2017 and 2016 as previously filed as part of our registration statement filed with the SEC on May 15, 2018 have been restated. The previously filed financial statements did not reflect the liability for interest and penalties associated with unpaid payroll taxes. The net effect of this restatement was the increase our expenses and net losses by $11,789 in 2017 and by $8,972 in 2016. The restatement did not have any impact on earnings per share.

Statement of Operations:

	Year Ended December 31,		Three Months Ended March 31, 2018
	2017	2016	(unaudited)
	(restated)	(restated)
Revenues	$740,412	$928,624	$105,404
Total operating expenses	$1,054,535	$1,218,465	$115,361
Income (Loss) from operations	$(615,081)	$(695,203)	$(56,336)
Other income (expense)	$(48,336)	$(15,643)	$(6,840)
Provision for income tax	$–	$–	–
Net loss	$(663,417)	$(710,846)	$(63,176)
Net income (loss) per share – (basic and fully diluted)	$(0.01)	$(0.01)	(0.00)
Weighted common shares outstanding	76,036,654	72,517,441	81,780,170

Balance Sheet:

	Year Ended December 31,
	2017	2016
	(restated)	(restated)
Cash	$51,955	$32,692
Current assets	$51,955	$32,692
Total assets	$183,150	$201,816
Current liabilities	$182,023	$140,771
Total liabilities	$182,023	$140,771
Total stockholders’ equity	$1,127	$61,045

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

We have made some statements in this Prospectus, including some under “RISK FACTORS,” “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS,” “DESCRIPTION OF BUSINESS” and elsewhere, which constitute forward-looking statements. These statements may discuss our future expectations or contain projections of our results of operations or financial condition or expected benefits to us resulting from acquisitions or transactions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements. These factors include, among other things, those listed under “RISK FACTORS” and elsewhere in this Prospectus. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

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RISK FACTORS

An investment in our Common Stock is a risky investment. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors before purchasing shares of our Common Stock offered hereby. We believe that we have included all material risks.

Risks Related to Our Business

Our independent accountants have expressed a "going concern" opinion.

Our financial statements accompanying this Prospectus have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The financial statements do not include any adjustment that might result from the outcome of this uncertainty. We have a minimal operating history and minimal revenues or earnings from operations. We have no significant assets or financial resources. We will, in all likelihood, sustain operating expenses without corresponding revenues for the immediate future. See “DESCRIPTION OF BUSINESS” and “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – Liquidity and Capital Resources.” There are no assurances that we will generate profits from operations.

We have not generated profits from our operations.

We incurred net losses of $63,176 in the three months ended March 31, 2018, $663,417 in 2017, and $710,846 in 2016. Based upon our current business plan, our ability to begin to generate profits from operations is dependent upon our obtaining additional financing to continue to develop our business plan and there can be no assurances that we will ever establish profitable operations. As we pursue our business plan, we are incurring significant expenses without corresponding revenues. In the event that we remain unable to generate significant revenues to pay our operating expenses, we will not be able to achieve profitability or continue operations.

Our ability to continue as a going concern is dependent on raising additional capital, which we may not be able to do on favorable terms, or at all.

We need to raise additional capital to support our current operations and fund our sales and marketing programs including developing additional company owned stores and expanding our marketing of our franchise concept. We estimate that we will need approximately $1,000,000 in additional capital in order to generate profits from operations. We can provide no assurance that additional funding will be available on a timely basis, on terms acceptable to us, or at all. If we are unsuccessful in raising additional funding, our business may not continue as a going concern. Even if we do find additional funding sources, we may be required to issue securities with greater rights than those currently possessed by holders of our Common Stock. We may also be required to take other actions that may lessen the value of our Common Stock or dilute our common stockholders, including borrowing money on terms that are not favorable to us or issuing additional equity securities. If we experience difficulties raising money in the future, our business and liquidity will be materially adversely affected. See “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – Liquidity and Capital Resources,” below.

We have recently issued convertible debentures that may be converted into shares of our Common Stock in the near future.

In April 2018, we commenced a private offering of up to $250,000 in convertible debenture (the “Debentures”) to non-residents of the US. These Debentures accrue interest at the rate of 8% per annum and are convertible into shares of our Common Stock beginning upon issuance until such time as our Common Stock is approved for trading, of which there is no assurance, at a conversion rate of $0.0667 per share. Interest is payable annually, on or before February 15 of each year. Each Debenture matures 3 years after the issuance date. As of the date hereof an aggregate of $148,649 in Debentures have been issued. None have been converted as of the date of this Prospectus. There are no assurances that we will have sufficient funds to pay the interest when due, or the principal upon maturity, if the Debentures are not converted. If the Debentures are converted our current shareholders we incur dilution to their current ownership. In addition, if our Common Stock is approved for trading, of which there is no assurance, the sale of these shares upon conversion may have a depressive impact on the trading price of our Common Stock.

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We do not currently have an external line of credit facility with any financial institution.

As indicated above, we have estimated that we need approximately $1,000,000 in additional capital to generate profits from operations. Aside from factoring our accounts receivable, we have attempted to establish credit facilities with financial institutions but have experienced little or no success in these attempts due primarily to the current economic climate, specifically the reluctance of most financial institutions to provide such lines of credit to relatively new business ventures. We also have limited assets available to secure such a line of credit. We intend to continue to attempt to establish an external line of credit in the future, but there can be no assurances we will be able to do so. The failure to obtain an external line of credit could have a negative impact on our ability to generate profits.

Our financial results may fluctuate from period to period as a result of several factors which could adversely affect our stock price.

Our operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Factors that will affect our financial results include:

•	acceptance of our restaurant concept and market penetration;
•	the amount and timing of capital expenditures and other costs relating to the implementation of our business plan;
•	the introduction of new products by our competitors;
•	seasonality applicable to our geographic location; and
•	general economic conditions and economic conditions specific to our industry.

As a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service, or marketing decisions or acquisitions that could have a material adverse effect on our business, prospects, financial condition, and results of operations.

We are an early-stage venture with limited operating history, and our prospects are difficult to evaluate.

We commenced operations by opening our initial corporately owned location in Fort Lauderdale, Florida, in May 2015. We opened three additional locations by April 2016, all in Southern Florida, Because of the damage caused by Hurricane Irma, we had to close all of our restaurants from September 2017 through January 2018. We have also only recently commenced sales of franchises, where we have sold 2 to date. Therefore, there is nominal historical financial information related to our operations and contemplated business plan available upon which you may base your evaluation of our business and prospects.  The revenue and income potential of our business is unproven.  If we are unable to develop our business, we will not achieve our goals and could suffer economic loss or collapse, in which case you may lose your entire investment.

The fast-food segment of the restaurant industry is highly competitive.

We operate in the fast food segment of the restaurant industry, which is highly competitive with respect to, among other things, taste, consumer trends, price, food quality and presentation, service, location and the ambiance and condition of the restaurant. Our competition includes a variety of locally owned restaurants, as well as national and regional chains. Our competitors offer dine-in, carry-out, delivery and drive-through services. Most of our competitors have existed longer and often have a more established brand and market presence with substantially greater financial, marketing, personnel and other resources than us. Among our main competitors include Jimmy John’s, Chipotle Mexican Grill, Miami Subs Grill, Subway and Starbucks, most of whom have expanded nationally. As we expand, our existing restaurants may face competition from existing and new restaurants that operate in these markets.

Several of our competitors compete by offering menu items that are specifically identified as low in fat, carbohydrates and calories, allegedly better for customers, or otherwise targeted at healthier consumer preferences. Many of our competitors in the fast food segment of the restaurant industry also emphasize lower cost, “value meal” menu options, which is a strategy we also pursue.

Moreover, new companies will likely enter our markets and target our customers. For example, additional competitive pressures have come recently from the deli sections and in-store cafés of several major grocery chains, including those targeted at customers who want higher quality and healthier food, as well as from convenience stores and casual dining outlets.  These competitors may have, among other things, lower operating costs, better locations, better brand awareness, better facilities, better management, more effective marketing and more efficient operations than we do.

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In the restaurant industry, labor is a primary operating cost component. Competition for qualified employees could also require us to pay higher wages to attract a sufficient number of employees.

We also expect to compete for restaurant locations with other fast food restaurants. Until our name is better recognized, landlords may prefer well-known fast food restaurants over us and we may experience difficulties in securing desirable restaurant locations.

All of these competitive factors may adversely affect us and reduce our sales and profits.

We face risks associated with the expansion of our restaurant operations.

The success of our business model depends on our ability to open either additional company-owned or franchised restaurants. We may not have the funds required to open additional restaurants or be able to identify and secure sufficient restaurant sites that we consider favorable. Our success depends on our ability to operate and manage our growing operations. Our ability to expand successfully will depend upon a number of factors, including the following:

•	availability and cost of suitable restaurant locations for development;
•	hiring, training, and retention of additional management and restaurant personnel in each local market;
•	obtaining financing and negotiating leases with acceptable terms;
•	managing construction and development costs of new restaurants at affordable levels, particularly in competitive markets;
•	availability of construction materials and labor;
•	securing required governmental approvals (including construction, parking and other permits) in a timely manner;
•	continued development and implementation of management information systems;
•	competitive factors; and
•	general economic and business conditions.

Increased construction costs and delays resulting from governmental regulatory approvals, strikes, or work stoppages, adverse weather conditions, and various acts of God may also affect the opening of new restaurants. Moreover, newly opened restaurants may operate at a loss for a period following their initial opening. The length of this period will depend upon a number of factors, including the time of the year the restaurant is opened, the sales volume, and our ability to control costs.

We may not successfully achieve our expansion goals.  Additional restaurants that we develop may not be profitable. In addition, the opening of additional restaurants in an existing market may have the effect of drawing customers from and reducing the sales volume of our existing restaurants in those markets.

We may not be able to successfully execute a franchising and area developer strategy.

To achieve our expansion goals within our desired timeframe we have adopted a franchising and area developer model into our business strategy. We hope to continue to open new company-owned restaurants, while also moving forward to developing our franchised operation where we will solicit others to become our franchisees. We have not used a franchising or area developer model in the past and may not be successful in attracting franchisees and developers to our business concept or identifying franchisees and developers that have the business abilities or access to financial resources necessary to open our restaurants or to develop or operate successfully our restaurants in a manner consistent with our standards. Incorporating a franchising and area developer model into our strategy will required us to devote significant management and financial resources to prepare for and support the eventual sale of franchises.  If we are not successful in incorporating a franchising or area developer model into our strategy we may experience delays in our growth or may not be able to expand and grow our business.

Our expansion into new markets may present increased risks due to our unfamiliarity with those areas and our target customers’ unfamiliarity with our brand.

Our initial 3 restaurants are located, and future restaurants will be located, in markets where we have no operating experience and our restaurants may be less successful than restaurants where established restaurants are more familiar. Consumers in our new markets will not be familiar with our brand, and we will need to build brand awareness in those markets through investments in advertising and promotional activity. We may find it more difficult in our markets to secure desirable restaurant locations and to hire, motivate and keep qualified employees.

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We expect to incur losses in the near future, which may impact our ability to implement our business strategy and adversely affect our financial condition.

We expect to significantly increase our operating expenses by expanding our marketing activities and increasing our level of capital expenditures in order to grow our business. Such increases in operating expense levels and capital expenditures may adversely affect our operating results if we are unable to immediately realize benefits from such expenditures.  In addition, if we are unable to manage a significant increase in operating expenses, our liquidity will likely decrease and negatively impact our cash flow and ability to sustain operations. In turn, this would have a negative impact on our financial condition and share price.

We also expect that our operating expenses will significantly increase as a result of becoming a public company in the future, of which there can be no assurance. We also cannot assure you that we will be profitable or generate sufficient profits from operations in the future. If our revenues do not grow, we may experience a loss in one or more future periods. We may not be able to reduce or maintain our expenses in response to any decrease in our revenue, which may impact our ability to implement our business strategy and adversely affect our financial condition. This would also have a negative impact on our share price.

Food safety and food-borne illness concerns may have an adverse effect on our business.

We have and intend to continue to dedicate substantial resources to ensure that our customers enjoy safe, quality food products. However, food-borne illnesses (such as E. coli, hepatitis A, trichinosis or salmonella) and food safety issues are an ongoing issue in the restaurant industry. If a food-borne illness or other food safety issues occur, whether at our restaurant, or a competitor’s restaurant, it is likely that negative publicity would adversely affect our sales and profitability. If our customers become ill from food-borne illnesses, we might need to temporarily close our restaurant. Separately, the occurrence of food-borne illnesses or food safety issues could adversely affect the price and availability of affected ingredients and could increase the cost of insurance.

We face risks associated with changes in customer tastes and preferences, spending patterns and demographic trends.

Changes in customer preferences, general economic conditions, discretionary spending priorities, demographic trends, traffic patterns and the type, number and location of competing restaurants affect the restaurant industry. Our success depends to a significant extent on consumer confidence, which is influenced by general economic conditions, local and regional economic conditions in the markets in which we operate, and discretionary income levels. Our sales may decline during economic downturns, which can be caused by various economic factors such as high gasoline prices, or during periods of uncertainty, such as those that followed the terrorist attacks on the United States in 2001. Any material decline in consumer confidence or a decline in family “food away from home” spending could cause our sales, operating results, business or financial condition to decline. If we fail to adapt to changes in customer preferences and trends, we may lose customers and our sales may deteriorate.

We rely on a single line of business.

Our only line of business is operating and developing franchised our restaurants. We have no plans to operate restaurants based on other concepts or to develop alternative business lines. If this restaurant concept fails in the marketplace, we may have to curtail drastically our business plans or cease operations altogether.

Changes in commodity and other operating costs or supply chain and business disruptions could adversely affect our results of operations.

Changes in food and supply costs are a part of our business; any increase in the prices of the cost to continue to increase in the near future. We may be unable to make the improvements in our operations to mitigate the effects of higher costs.

Failure to receive frequent deliveries of higher quality food ingredients and other supplies could harm our operations.

Our ability to maintain our menu depends in part on our ability to acquire ingredients that meet our specifications from reliable suppliers. Interruptions or shortages in the supply of ingredients caused by unanticipated demand, problems in production or distribution, food contamination, inclement weather or other conditions could adversely affect the availability, quality and cost of our ingredients, which could harm our operations If any of our distributors or suppliers fails to perform adequately, or our distribution or supply relationships are disrupted for any reason, our business, financial condition, results of operations or cash flows could be adversely affected. Our inability to replace or engage distributors or suppliers who meet our specifications in a short period of time could increase our expenses and cause shortages of food and other items at our restaurant, which could cause a restaurant to remove items from its menu. If that were to happen to our restaurants that affected our key ingredients such as beef, chicken, cheese and produce, it could adversely affect our operating results. We are susceptible to increases in food costs as a result of factors beyond our control, such as general economic conditions, seasonal fluctuations, weather conditions, demand, food safety concerns, product recalls, labor disputes and government regulations. In addition to food, we purchase electricity, oil and natural gas needed to operate our restaurants, and suppliers purchase gasoline needed to transport food and supplies to us. Any significant increase in energy costs could adversely affect our business through higher rates and the imposition of fuel surcharges by our suppliers. Because we provide moderately priced food, we may choose not to, or be unable to, pass along commodity price increases to our customers. Additionally, significant increases in gasoline prices could result in a decrease of customer traffic at our restaurants. We rely on third-party distribution companies to deliver food and supplies to our restaurant. Interruption of distribution services due to financial distress or other issues could impact our operations.

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Our operating costs also include premiums that we pay for our insurance (including workers’ compensation, general liability, property and health). The cost of insurance has risen significantly in the past few years and we expect could experience significant reductions in sales during the shortage or thereafter, if our customers change their dining habits as a result.

In addition, we intend to use a substantial amount of naturally raised and organically grown ingredients, and try to make our food as fresh as we can, in light of pricing considerations. As we increase our use of these ingredients, the ability of our suppliers to expand output or otherwise increase their supplies to meet our needs may be constrained. Our inability to obtain a sufficient and consistent supply of these ingredients on a cost-effective basis, or at all, could cause us difficulties in aligning our brand with the principle of “fresh and healthy.” That could make us less popular among our customers and cause sales to decline.

If we fail to retain our key personnel or if we fail to attract additional qualified personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

Our future success and ability to implement our business strategy depends, in part, on our ability to attract and retain key personnel, and on the continued contributions of members of our senior management team and key technical personnel, each of whom would be difficult to replace. All of our employees, including our senior management, are free to terminate their employment relationships with us at any time. Competition for highly skilled technical people is extremely intense, and we face challenges identifying, hiring and retaining qualified personnel in many areas of our business. If we fail to retain our senior management and other key personnel or if we fail to attract additional qualified personnel, we may not be able to achieve our strategic objectives and our business could suffer.

Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our financial results.

Generally accepted accounting principles and related pronouncements, implementation guidelines and interpretations with regard to a wide variety of matters that are relevant to our business, such as, but not limited to, revenue recognition, stock-based compensation, trade promotions, and income taxes are highly complex and involve many subjective assumptions, estimates and judgments by our management. Changes to these rules or their interpretation or changes in underlying assumptions, estimates or judgments by our management could significantly change our reported results.

If we are unable to build and sustain proper information technology infrastructure, our business could suffer.

We depend on information technology as an enabler to improve the effectiveness of our operations and to interface with our customers, as well as to maintain financial accuracy and efficiency. If we do not allocate and effectively manage the resources necessary to build and sustain the proper technology infrastructure, we could be subject to transaction errors, processing inefficiencies, the loss of customers, business disruptions, or the loss of or damage to intellectual property through security breach. Our information systems could also be penetrated by outside parties’ intent on extracting information, corrupting information or disrupting business processes. Such unauthorized access could disrupt our business and could result in the loss of assets.

The restaurant industry, specifically the fast food industry, is highly competitive and we expect to face increased competition as new and existing competitors introduce competing products, which could negatively impact our results of operations and market share.

Most of our competitors have greater name recognition, as well as greater financial resources that those available to us. If we are not able to compete effectively against companies with greater resources, our prospects for future success will be jeopardized.

We are dependent upon third party suppliers of our raw materials.

We are dependent on outside vendors for our supplies of raw materials. While we believe that there are numerous sources of supply available, if the third-party suppliers were to cease production or otherwise fail to supply us with quality raw materials in sufficient quantities on a timely basis and we were unable to contract on acceptable terms for these services with alternative suppliers, our ability to produce our products would be materially adversely affected.

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Our inability to protect our trademarks, patents and trade secrets may prevent us from successfully marketing our products and competing effectively.

Failure to protect our intellectual property could harm our brand and our reputation, and adversely affect our ability to compete effectively. Further, enforcing or defending our intellectual property rights, including our trademarks, patents, copyrights and trade secrets, could result in the expenditure of significant financial and managerial resources. We regard our intellectual property, particularly our trademarks, patents and trade secrets to be of considerable value and importance to our business and our success. We rely on a combination of trademark, patent, and trade secrecy laws, confidentiality procedures and contractual provisions to protect our intellectual property rights. There can be no assurance that the steps taken by us to protect these proprietary rights will be adequate or that third parties will not infringe or misappropriate our trademarks, patented processes, trade secrets or similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims against us, and we may have to pursue litigation against other parties to assert our rights. Any such claim or litigation could be costly. In addition, any event that would jeopardize our proprietary rights or any claims of infringement by third parties could have a material adverse effect on our ability to market or sell our brands, profitably exploit our products or recoup our associated research and development costs.

Our operating results may fluctuate due to factors that are difficult to forecast and not within our control.

Our past operating results may not be accurate indicators of future performance, and you should not rely on such results to predict our future performance. Our operating results have fluctuated significantly in the past, and could fluctuate in the future. Factors that may contribute to fluctuations include:

•	changes in aggregate capital spending, cyclicality and other economic conditions, or domestic and international demand in the industries we serve;

•	our ability to effectively manage our working capital;

•	our ability to satisfy consumer demands in a timely and cost-effective manner;

•	pricing and availability of labor and materials;

•	our inability to adjust certain fixed costs and expenses for changes in demand;

•	seasonal fluctuations in demand and our revenue; and

•	disruption in component supply from foreign and or domestic vendors.

If we are unable to manage any future growth effectively, our profitability and liquidity could be adversely affected.

Our ability to achieve our desired growth depends on our execution in functional areas such as management, sales and marketing, and general administration and operations. To manage any future growth, we must continue to improve our distribution, operational and financial processes and systems and expand, train and manage our employee base. If we are unable to manage our growth effectively, our business and results of operations could be adversely affected.

We may be subject to legal claims against us or claims by us which could have a significant impact on our resulting financial performance.

At any given time, we may be subject to litigation, the disposition of which may have an adverse effect upon our business, financial condition, or results of operation. Such claims include but are not limited to and may arise from product liability and related claims in the event that any of the products that we sell is faulty or contains defects in materials or design. We may be subject to patent infringement claims from our products. In addition, we may be subject to claims by our lenders, claims for rent, and claims from our vendors on our accounts payable; and although we have been able to obtain understandings with the foregoing and have informal forbearance agreements from those parties, one or more of them may elect to commence collection proceedings which could result in judgments against us and have a significant negative impact on our operations.

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The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain executive management and qualified board members.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, and other applicable securities rules and regulations. Compliance with these rules and regulations increases our legal and financial compliance costs, make some activities more difficult, time-consuming or costly, and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company,” as defined in the Jumpstart our Business Startups Act, or the JOBS Act. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns which could adversely affect our business and operating results. We may need to hire more employees in the future or engage outside consultants who will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

However, for as long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.”

We would cease to be an “emerging growth company” upon the earliest of: (i) the first fiscal year following the fifth anniversary of our becoming a reporting company, (ii) the first fiscal year after our annual gross revenues are $1.0 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities, or (iv) as of the end of any fiscal year in which the market value of our Common Stock held by non-affiliates exceeded $75 million as of the end of the second quarter of that fiscal year.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

As a result of disclosure of information in this Prospectus and in future filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and operating results.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Common Stock less attractive to investors.

As a reporting company under the Exchange Act, we expect to be classified as an "emerging growth company," as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

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Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933 (the “Securities Act” or “33 Act”) for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Notwithstanding the above, we expect that we would be a “smaller reporting company.” In the event that we are still considered a “smaller reporting company,” at such time are we cease being an “emerging growth company,” the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects. Should we cease to be an “emerging growth company” but remain a “smaller reporting company”, we would be required to: (1) comply with new or revised US GAAP accounting standards applicable to public companies, (2) comply with new Public Company Accounting Oversight Board requirements applicable to the audits of public companies, and (3) to make additional disclosures with respect to related party transactions, namely Item 404(d).

Our management and principal shareholders have the ability to significantly influence or control matters requiring a shareholder vote and other shareholders may not have the ability to influence corporate transactions.

Currently, our principal shareholders own approximately 75% of our outstanding Common Stock. As a result, they have the ability to determine the outcome on all matters requiring approval of our shareholders, including the election of directors and approval of significant corporate transactions.

Risks Relating to our Common Stock

There is no trading market for our securities and there can be no assurance that such a market will develop in the future.

We intend to cause an application to be filed on our behalf to trade our Common Stock on the OTCQB in the near future. There is no assurance that our application will be approved, or once approved that a market will develop in the future or, if developed, that it will continue. In the absence of a public trading market, an investor may be unable to liquidate his investment in our Company.

There are no automated systems for negotiating trades on the OTCQB and it is possible for the price of a stock to go up or down significantly during a lapse of time between placing a market order and its execution, which may affect your trades in our securities.

Because there are no automated systems for negotiating trades on the OTCQB, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders, an order to buy or sell a specific number of shares at the current market price, it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

If our application to trade our Common Stock is approved, our stock will be considered a “penny stock” so long as it trades below $5.00 per share. This can adversely affect its liquidity.

If our application to trade our Common Stock on the OTCQB is approved, of which there can be no assurance, it is anticipated that our Common Stock will be considered a “penny stock” and will continue to be considered a penny stock so long as it trades below $5.00 per share and as such, trading in our Common Stock will be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction.

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SEC regulations also require additional disclosure in connection with any trades involving a “penny stock,” including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities. In addition, few broker or dealers are likely to undertake these compliance activities. Other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

Any adverse effect on the market price of our Common Stock could make it difficult for us to raise additional capital through sales of equity securities at a time and at a price that we deem appropriate.

Sales of substantial amounts of our Common Stock, or in anticipation that such sales could occur, may materially and adversely affect prevailing market prices for our Common Stock, if and when such market develops in the future.

The market price of our Common Stock may fluctuate significantly in the future.

If our application to trade our Common Stock on the OTCQB is approved, we expect that the market price of our Common Stock may fluctuate in response to one or more of the following factors, many of which are beyond our control:

•	competitive pricing pressures;
•	our ability to market our services on a cost-effective and timely basis;
•	our inability to obtain working capital financing, if needed;
•	changing conditions in the market;
•	changes in market valuations of similar companies;
•	stock market price and volume fluctuations generally;
•	regulatory developments;
•	fluctuations in our quarterly or annual operating results;
•	additions or departures of key personnel; and
•	future sales of our Common Stock or other securities.

The price at which you purchase shares of our Common Stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your shares of Common Stock at or above your purchase price, which may result in substantial losses to you and which may include the complete loss of your investment. In the past, securities class action litigation has often been brought against a company following periods of stock price volatility. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and our resources away from our business. Any of the risks described above could adversely affect our sales and profitability and also the price of our Common Stock.

Provisions of our Articles of Incorporation and Bylaws may delay or prevent a take-over that may not be in the best interests of our stockholders.

Provisions of our Articles of Incorporation and Bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain executive management and qualified board members.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act, the Dodd-Frank Act, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company,” as defined in the Jumpstart our Business Startups Act, or the JOBS Act. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. We may need to hire more employees in the future or engage outside consultants, which will increase our costs and expenses.

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In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

However, for as long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.”

We would cease to be an “emerging growth company” upon the earliest of: (i) the first fiscal year following the fifth anniversary of this offering, (ii) the first fiscal year after our annual gross revenues are $1.0 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities, or (iv) as of the end of any fiscal year in which the market value of our Common Stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage once we put such coverages in place, which we intend to implement in the near future. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

As a result of disclosure of information in this Prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and operating results.

The market price for our Common Stock will be particularly volatile given our status as a relatively unknown company, with a limited operating history and lack of profits which could lead to wide fluctuations in our share price. You may be unable to sell your Common Stock at or above your purchase price, which may result in substantial losses to you.

While there is no market for our Common Stock, our price volatility in the future will be particularly volatile when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats. The volatility in our share price will be attributable to a number of factors. First, our Common Stock will be, compared to the shares of such larger, more established companies, sporadically and thinly traded. As a consequence of this limited liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could decline precipitously in the event that a large number of our Common Stock are sold on the market without commensurate demand. Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that trades on a national securities exchange and has a large public float. Many of these factors are beyond our control and may decrease the market price of our Common Stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our Common Stock will be at any time.

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Our future results may vary significantly which may adversely affect the price of our Common Stock.

It is possible that our quarterly revenues and operating results may vary significantly in the future and that period-to-period comparisons of our revenues and operating results are not necessarily meaningful indicators of the future. You should not rely on the results of one quarter as an indication of our future performance. It is also possible that in some future quarters, our revenues and operating results will fall below our expectations or the expectations of market analysts and investors. If we do not meet these expectations, the price of our Common Stock may decline significantly.

We are classified as an “emerging growth company” as well as a “smaller reporting company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our Common Stock less attractive to investors.

As a reporting company under the Exchange Act, we expect to be classified as an "emerging growth company," as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933 (the “Securities Act” or “33 Act”) for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

We could remain an “emerging growth company” for up to five years, or until the earliest of: (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Notwithstanding the above, we expect that we would be a “smaller reporting company.” In the event that we are still considered a “smaller reporting company,” at such time are we cease being an “emerging growth company,” the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects. Should we cease to be an “emerging growth company” but remain a “smaller reporting company”, we would be required to: (1) comply with new or revised US GAAP accounting standards applicable to public companies, (2) comply with new Public Company Accounting Oversight Board requirements applicable to the audits of public companies, and (3) to make additional disclosures with respect to related party transactions, namely Item 404(d).

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

As a reporting company under the Exchange Act, we expect to be classified as an “emerging growth company,” as defined in the JOBS Act. We will take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

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Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933 (the “Securities Act” or “33 Act”) for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably opted to make use of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Risks Relating To This Offering

There is no public market for the securities and even if a market is created, the market price of our Common Stock will be subject to volatility.

Prior to this Offering, there has been no public market for our securities and there can be no assurance that an active trading market for the securities offered herein will develop after this Offering, or, if developed, be sustained. We anticipate that, upon completion of this Offering, we will cause an application to be filed on our behalf to list our Common Stock for trading on the OTCQB. If for any reason, however, our application is not approved or if and when listed we do not take all action necessary to allow such market to continue quotation on the OTCQB or a public trading market does not develop, purchasers of our Common Stock may have difficulty selling their securities should they desire to do so and holders may lose their entire investment.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may have the effect of reducing the level of trading activity in our Common Stock. As a result, fewer broker-dealers may be willing to make a market in our Common Stock, reducing a stockholder’s ability to resell shares of our Common Stock.

State securities laws may limit secondary trading, which may restrict the states in which you can sell the shares offered by this Prospectus.

If you purchase shares of our Common Stock sold in this Offering you may not be able to resell the shares in any state unless and until the shares of our Common Stock are qualified for secondary trading under the applicable securities laws of such state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state. There can be no assurance that we will be successful in registering or qualifying our Common Stock for secondary trading, or identifying an available exemption for secondary trading in our Common Stock in every state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, our Common Stock in any particular state, our Common Stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our Common Stock, the market for our Common Stock will be limited which could drive down the market price of our Common Stock and reduce the liquidity of the shares of our Common Stock and a stockholder’s ability to resell shares of our Common Stock at all or at current market prices, which could increase a stockholder’s risk of losing some or all of his investment.

16

USE OF PROCEEDS

We will receive none of the proceeds from the sale of the Common Stock issued and held by our Selling Stockholders in this Offering.

DETERMINATION OF THE OFFERING PRICE

There is no public market for our Common Stock. We have arbitrarily determined the offering price of our publicly tradable Common Stock offered pursuant to this Prospectus to be $0.10 per share. We believe that this price reflects the appropriate price that a potential investor would be willing to invest in our Common Stock at this initial stage of our development. The price was arbitrarily determined and bears no relationship whatsoever to our business plan, the price paid for our shares by our founders, our assets, earnings, book value or any other criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities, which is likely to fluctuate.

MARKET PRICE OF AND DIVIDENDS ON THE COMPANY'S

COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

As of the date of this Prospectus there is no market for our Common Stock. We intend to take certain steps to cause a licensed market maker to file an application with FINRA to list our Common Stock for trading on the OTCQB. There can be no assurances that our Common Stock will be approved for listing on the OTCQB, or any other existing U.S. trading market. See “RISK FACTORS.”

Holders

As of the date of this Prospectus we had 93 holders of record for our Common Shares. See “DESCRIPTION OF SECURITIES.”

We are registering the 22,201,650 shares of Common Stock held by 82 holders of our Shares in our registration statement of which this Prospectus is a part.

Dividend Policy

We have not paid any dividends since our incorporation and do not anticipate the payment of dividends in the foreseeable future. At present, our policy is to retain earnings, if any, to develop and market our products. The payment of dividends in the future will depend upon, among other factors, our earnings, capital requirements, and operating financial conditions.

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SELLING STOCKHOLDERS

The Selling Stockholders named in this Prospectus are offering the 22,201,250 shares of Common Stock offered through this Prospectus. The Selling Stockholders acquired the 22,201,250 shares of Common Stock offered through this Prospectus from us in either our private placement transactions pursuant to Regulation D promulgated under the 33 Act, via assignment from existing shareholders or as a result of other authorized issuance by our Board of Directors pursuant to available exemptions from registration.

The following table provides as of the date of this Prospectus, information regarding the beneficial ownership of our Common Stock held by each of the Selling Stockholders and the percentage owned by each Selling Stockholder. Assuming all of the shares registered below are sold by the Selling Stockholders, none of the Selling Stockholders will own one percent or more or our Common Stock.

Name of Selling Shareholder(1)	Shares of Common Stock Owned (2)	% of Ownership
Francesca Ierfino	3,005,000	3.7%
Giuseppe Regina	700,000	*
Pasqualina Romeo(3)	2,998,000	3.7%
Neil Hudson Jr. Welch	600,000	*
State Pro Construction(3)	100,000	*
Paulo Rego	100,000	*
Alex Gaudio	100,000	*
Patrizia Orlando	100,000	*
Michele Bavaro	700,000	*
Domenico Ferri	140,000	*
Domenico Pelle	100,000	*
Michele Desiderato	100,000	*
Franco Romeo	25,000	*
Angela Pietrantonio	20,000	*
Domenico Mimmo Pileggi	20,000	*
Elena Palmieri Bono	5,000	*
Vincenza Ferri	5,000	*
Anna Maria Arcidiacono	10,000	*
Marie Josee Belec	5,000	*
Donato Desiderato	5,000	*
Gina Vutrano	40,000	*
Zinanna Holdings Inc.	239,000	*
Pasqualina Romeo	123,000	*
Raffaee Romeo	2,000	*
Vincenzo Bruzzese	1,070,000	1.31%
Mariangela Miccolis	2,000	*
Pietro Morina	20,000	*
Augusto Salmone	2,000	*
Antonio Ferri	5,000	*
Gennaro Ierfino	2,000	*
Vladyslav Dobrovolskyy	300,000	*
Maria Desiderato	35,000	*
Angela Franceschini	200,000	*
Eugenio Dacampo	5,000	*
Marie Valiante	30,000	*
Sabino Grassi	25,000	*
Konstantinos Maragos	100,000	*
Carmen Presseault	25,000	*
Michele Desiderato	60,000	*
Riccardo Varisco	50,000	*
Gaetano Di Turi	1,000	*
Giovanni Di Salvo	50,000	*

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Name of Selling Shareholder(1)	Shares of Common Stock Owned (2)	% of Ownership
Angela Di Turi	1,000	*
Giancarlo Bono	10,000	*
Domenico Pelle	75,000	*
Miguel Medeiro Girasol	10,000	*
Gualtiero Medda	100,000	*
Nicola Sacco	100,000	*
Antonio Michele Deluca	100,000	*
Vincent De Felice	35,500	*
Yolanda Pandolfo	1,000,000	1.22%
Dominic Siciliano	100,000	*
Giovanni Amoruso	28,750	*
Philippe Nolet	200,000	*
Lynn Baudart	50,000	*
Sydney Azancot	50,000	*
Iole Persechino	15,000	*
Michele Hughes	50,000	*
Anne Cepleanu	30,000	*
Caroll Zeliniotis	50,000	*
Manon Robitaille	2,000	*
Niki Di Stefano	100,000	*
Denis Senecal	2,100,000	2.57%
David Natan	150,000	*
Silvio Tomanelli	150,000	*
Daniel Kolchkov	350,000	*
Kosta Maragos	700,000	*
Daniel Joseph Machak	200,000	*
Casey Pierre	25,000	*
John Brown	50,000	*
Josh Phipps	100,000	*
Mashina Mahmoud	350,000	*
Nicholas Dietrich	100,000	*
Ross Golub	700,000	*
William Dyas	50,000	*
Cheryl Biggs	25,000	*
Kenneth Keefe	2,500,000	3.06%
Lynn Baudart	100,000	*
Harold Kestenbaum	10,000	*
Andrew Telsey(6)	1,010,000	1.24%
Stacia Telsey	100,000	*
Matthew Telsey	100,000	*

* less than 1%

(1)	The named party beneficially owns such shares. The numbers in this table assume that none of the Selling Stockholders purchases additional shares of Common Stock.
(2)	All of the shares listed are being offered by each of the Selling Shareholders listed.
(3)	Includes 180,000 shares owned under the name Giulietta Romeo Distribution, Inc.
(4)	The principal of this company is. Gianfranco Marinelli
(5)	The principal of this company is Gaetano Di Turi.
(6)	Mr. Telsey is the owner and principal shareholder of Andrew I. Telsey, P.C., our legal counsel.

Antonio and Vincenza Ferri are Claudio Ferri’s mother and father. Domenico Ferri is his brother.

Gaetano and Angelo Di Turi are the father and mother of Michele De Turi.

Other than as disclosed above, none of the Selling Stockholders has had a material relationship with us or any of our affiliates other than as a stockholder at any time within the past three years.

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PLAN OF DISTRIBUTION

The Selling Stockholders registering Common Stock and any of his/her pledges, assignees, and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. The Selling Stockholders may sell their shares of our Common Stock (the “Shares”) from time to time at the initial price of $0.10 per share until our Common Stock is quoted on the OTCQB and thereafter at prevailing market prices or privately negotiated prices. We intend to encourage a securities broker-dealer to apply on Form 211 to quote our stock in the OTCQB, concurrent with the date of the Prospectus, but we cannot assure when or whether this application will be approved or that, if approved, quotations of our Common Stock will commence on any trading facility or will result in the development of a viable trading market for our shares sufficient to provide stockholders with the opportunity for liquidity. See “RISK FACTORS.” Sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this Prospectus is a part;
•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales in amounts to be negotiated, but in the case of an agency transaction not in excess of a customary brokerage commission, and in the case of a principal transaction a markup or markdown not in excessive amounts. Each Selling Stockholder may be an underwriter, within the meaning of Section 2(a)(11) of the Securities Act. Any broker-dealers or agents that participate in the sale of the Common Stock or interests therein may also be deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit earned on any resale of the shares may be underwriting discounts and commissions under the Securities Act. A Selling Stockholder, who is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act is subject to the Prospectus delivery requirements of the Securities Act.

We are bearing all costs relating to the registration of the Common Stock, which are estimated at approximately $42,386. The Selling Stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with the sale of the Common Stock. We are paying the expenses of the Offering because we seek to enable our Common Stock to be traded on the OTCQB. We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our Common Stock if our Common Stock is approved for trading on the OTCQB. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages, and liabilities, including liabilities under the 33 Act.

We agreed to keep this Prospectus effective until the earlier of: (i) the date on which the shares may be resold by the Selling Stockholders without registration by reason of Rule 144 under the Securities Act or any other rule of similar effect, or (ii) all of the shares have been sold pursuant to this Prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale shares may not simultaneously engage in market-making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the selling stockholders or any other person. We will make copies of this Prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this Prospectus to each purchaser at or prior to the time of the sale.

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Some of the information in this Prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” and “continue,” or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;
•	contain projections of our future results of operations or of our financial condition; and
•	state other “forward-looking” information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “RISK FACTORS” and “DESCRIPTION OF BUSINESS” and elsewhere in this Prospectus. See “RISK FACTORS.”

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Overview

We are a Florida corporation incorporated on March 7, 2013, focused on developing a fast casual food dining chain restaurant business. We commenced operations by opening our initial corporately owned location in Fort Lauderdale, Florida, in May 2015. We opened three additional locations by April 2016, all in Southern Florida, through a working relationship with Wyndham Hotels. In September 2017, Hurricane Irma caused significant damage to the area. As a result, we closed all of our stores for renovation following the storm. We reopened two of these locations but elected not to reopen our 4th location. See “Business - Restaurant Development” below. If we are able to raise additional capital, of which there is no assurance, our intention is to own and operate up to 10 of our restaurants and utilize them as a showcase in the marketing of our proposed franchise operations.

In May 2017, we completed our National Franchise License and now have the ability to sell franchises in all of the states in the US except for New York, Virginia and Maryland which we intend to add at later dates if sufficient demand exists. In June 2017, we completed the sales of two franchise locations in Florida. We anticipate commencement of the building and development of these locations by the end of 2018.

We have never been subject to any bankruptcy proceeding. Our principal offices are located at 80 SW 8th St. Suite 2000, Miami, Florida, 33130, telephone (305) 423-7129 and our website is www.kissesfromitaly.com.

Results of Operations

Our financial statements for the years ended December 31, 2017 and 2016 as previously filed as part of our registration statement filed with the SEC on May 15, 2018, have been restated. The previously filed financial statements did not reflect the liability for interest and penalties associated with unpaid payroll taxes. The net effect of this restatement was the increase our expenses and net losses by $11,789 in 2017 and by $8,972 in 2016. The restatement did not have any impact on earnings per share.

Comparison of Results of Operations for the years ended December 31, 2017 and 2016

During the year ended December 31, 2017, we generated revenues of $740,412 compared to revenues of $928,624 during the year ended December 31, 2016, a decrease of $188,212. We believe this decrease arose primarily as a result of Hurricane Irma, which caused significant damage to the area in September 2017. All of our restaurants were closed until January 2018 in order to renovate the premises from the damage done by the hurricane. Our 2017 revenue represents approximately 8+ months of operations, while 2016 represents a full year of operations. Further, the economy in Southern Florida is seasonal, as the population increases significantly beginning in the fall, through the spring. Because we closed during four of the busiest months of the year because of the seasonality of the Southern Florida economy. Additionally, during the year ended December 31, 2017, we generated our initial revenue of approximately $30,000 from the sale of our initial 2 franchises.

Cost of goods sold were $300,958 in 2017, compared to $405,363 in 2016, a decrease of $104,405, as a result of operations and sales being affected by Hurricane Irma, which greatly affected the area in early September 2017. We expect that cost of goods will remain relatively constant at 40% of gross revenues for our corporate owned restaurants.

Operating expenses during the year ended December 31, 2017, were $1,054,535 compared to operating expenses of $1,218,465 incurred during the year ended December 31, 2016, a decrease of $163,930. This decrease arose from our stores being closed for the last calendar quarter of 2017 due to Hurricane Irma, as well as decreased executive compensation of $86,473, consulting and professional fees of $37,015, and payroll expense of $56,263. However, we did incur franchise consulting fees during 2017 that we did not incur in 2016. All other operating expenses remained relatively constant in 2017 and 2016.

Our net loss for the periods ended December 31, 2017 and 2016, was $663,417 and $710,846, respectively. All of our subsidiaries are wholly-owned except for our Kisses-Palm Sea Royal LLC subsidiary (“PSR”) which is 70% owned by us and 30% owned by Konstantinos Maragos, an “accredited investor” as that term is defined in the Securities Act of 1933, as amended. As a result of our sale of a 30% interest in PSR in 2016 for $70,000, we initially recorded a “non-controlling interest” for the same amount in the equity section of our balance sheet. Due to losses at our PSR subsidiary during the years ended December 31, 2017 and 2016, we reduced our net losses by $12,486 and $4,781, respectively, by recording a “net loss attributable to non-controlling interests.” After reducing our net loss by these amounts the net loss attributable to Kisses From Italy, Inc. was $650,932, or ($0.01) per share for the year ended December 31, 2017, compared to a net loss of $706,065 or ($0.01) per share for the same period in 2016.

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Comparison of Results of Operations for the Three Months Ended March 31, 2018 and 2017

During the three month period ended March 31, 2018, we generated $105,404 in revenues, compared to revenues of $239,482 during the same period in 2017, a decrease of $134,078. We believe that the principal reason for this decrease was a result of the impact of Hurricane Irma, which made landfall in Southern Florida in September 2017, causing significant damage to the area. As a result of the damage from the hurricane, we closed all of our stores for renovation following the storm. While our Fort Lauderdale location was reopened in early November 2017, we were only able to reopen two of the hotel locations in in Pompano Beach in late January 2018. We also decided not to reopen our 4th location, as this location suffered significant damage in the storm. As all but one of our restaurants was located in time share developments, the storm impacted travel to Florida during this time and the time shortly thereafter.

Cost of goods sold during the three months ended March 31, 2018 was $46,379, compared to $101,006 during the three months ended March 31, 2017, a decrease of $54,627 as a result of operations and sales being affected by Hurricane Irma, which greatly affected the area during this time period. We expect that cost of goods will remain relatively constant at 40% of gross revenues for our corporate owned restaurants.

Operating expense also decreased during this period, from $115,361 in the three months ended March 31, 2018, from $171,453 during the same period in 2017, a decrease of $56,092. The principal reason for this decrease was a reduction of payroll expense of $71,436 and rent, which decreased by $5,438. The decrease in both of these categories was directly related to the hurricane which ultimately resulted in the closing of one Pompano location which was open in the prior year. Executive compensation increased by $16,953 due to the fact that we did not pay any compensation to our executives during the three months ended March 31, 2017. Interest expense increased during this period by approximately $4,200 due to increased debt.

As a result, we incurred a net loss attributable to Kisses From Italy, Inc., in the amount of $64,204 during the three months ended March 31, 2018 ($0.00 per share), compared to a net loss attributable to Kisses From Italy, Inc., of $32,422 during the three months ended March 31, 2017 ($0.00 per share).

Liquidity and Capital Resources

At March 31, 2018, we had $1,595 in cash.

Net cash used in operating activities was ($45,952) during the three month period ended March 31, 2018, compared to ($31,871) during the three months ended March 31, 2017. This increase in the cash used in the three months ended March 31, 2018 compared to the similar period in 2017 was primarily attributable to the decrease in revenues as a result of the hurricane. Net cash used in operating activities was ($147,713) during the year ended December 31, 2017, compared to ($134,311) during 2016. The increase in the cash used in 2017 compared to 2016 was primarily attributable to a decrease in accrued liabilities in 2017, offset by a decrease in operating losses during 2017 compared to 2016.

Cash flows provided or used in investing activities were $0 during the three months ended March 31, 2018 and 2017. Cash flows provided or used in investing activities were $671 and $37,334 during the years ended December 31, 2017 and 2016, respectively.

Cash flows used in financing activities was $(4,408) for the period ended March 31, 2018 compared to cash provided by financing activities of $7,780 for the same period ended March 31, 2017. The decrease is attributable to net repayments on loan balance in 2017. Cash flows provided or used by financing activities for the years ended December 31, 2017 and 2016 were $167,647 and $182,426, respectively. The decrease in net cash provided by financing activities was due to a decrease in private placements in 2017 compared to 2016, offset by higher borrowings from the proceeds from short term borrowings. The amount of capital we raise will vary from period to period based on the effectiveness of our fund raising efforts.

Our consolidated financial statements have been prepared assuming we will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business for the twelve-month period following the date of these financial statements. We have incurred annual losses since inception and expect we may incur additional losses in future periods.

We have two asset-based lines of credit of $25,000, each with two separate lenders. The amount of credit available to be accessed is dependent on the amount of documented credit receipts received by our restaurants. The due dates on these credit advances are typically between 90 and 180 days. In addition during the period ended March 31, 2018 we received an interest free short-term advance from an accredited investor for $10,000. The interest rate on the facilities are approximately 38% and 31%, respectively, plus additional processing fees of approximately 5%. As of the date of this Prospectus we were in compliance with the terms of these loans. We recorded interest expense on these facilities of $48,336 and $15,643 for the years ended December 31, 2017 and 2016, respectively, and $6,840 and $2,543 for the three months ended March 31, 2018 and 2017, respectively. As of March 31, 2018 and 2017, loan payable balances were $40,791 and $45,199, respectively.

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During 2016 and 2017 we raised an aggregate of $304,875 from the sale of our common stock, including the sale of 1,350,000 shares in 2017 and 1,698,750 shares in 2016. We utilized these funds to implement our business plan, including opening of our 3 restaurants and development and commencement of the sale of franchises. In order to continue this development, including opening additional company owned restaurants and continuing to develop and enhance marketing of our franchise concept, we estimate we will need approximately $1 million in additional capital. We believe we can open at least 2 additional locations for approximately $300,000. We intend to use the balance of the funds to either open additional locations, or use the balance of the funds on franchise marketing. We believe that by continuing to open company owned restaurants we can use these locations to market the franchises.

We need to raise additional capital to support our current operations and fund our sales and marketing programs including developing additional company owned stores and expanding our marketing of our franchise concept. We estimate that we will need approximately $1,000,000 in additional capital in order to generate profits from operations. We can provide no assurance that additional funding will be available on a timely basis, on terms acceptable to us, or at all. While we have had discussions with potential investors and investment bankers, we have no agreement with any third party to provide us this additional financing and there can be no assurances that we will obtain this financing, either debt or equity or both, on favorable terms, or at all. Our inability to receive this financing may have a significant negative impact on our continued development and results of our operations. See “RISK FACTORS.”

Subsequent Event

In April 2018, we commenced a private offering of convertible debenture (the “Debentures”) to non-residents of the US. These Debentures accrue interest at the rate of 8% per annum and are convertible into shares of our Common Stock beginning upon issuance until such time as our Common Stock is approved for trading, of which there is no assurance, at a conversion rate of $0.0667 per share. Interest is payable annually, on or before February 15 of each year. Each Debenture matures 3 years after the issuance date. As of the date hereof an aggregate of $148,649 in Debentures have been issued. None have been converted.

Critical Accounting Policies and Estimates

Critical accounting estimates – The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The following represents a summary of our critical accounting policies, defined as those policies that we believe are the most important to the portrayal of our financial condition and results of operations and that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Stock-based Compensation – We account for stock-based compensation using the fair value method following the guidance set forth in section 718-10 of the FASB Accounting Standards Codification for disclosure about Stock-Based Compensation. This section requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award- the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service.

Leases – We follow the guidance in ASC 840 “Leases,” which requires us to evaluate the lease agreements we enter into to determine whether they represent operating or capital leases at the inception of the lease.

Inflation

Although our operations are influenced by general economic conditions, we do not believe that inflation had a material effect on our results of operations during the three months ended March 31, 2018.

24

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

Recent Accounting Pronouncements

From time to time, the FASB or other standards setting bodies issue new accounting pronouncements. Updates to the FASB ASCs are communicated through issuance of an Accounting Standards Update ("ASU"). Unless otherwise discussed, we believe that the impact of recently issued guidance, whether adopted or to be adopted in the future, is not expected to have a material impact on our consolidated financial statements upon adoption.

FASB ASU 2016-02, Leases (Topic 842) - ASU 2016-02 requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right FASB ASU No. 2014-15, “Disclosure of Uncertainties about an Entities Ability to Continue as a Going Concern, to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. Public business entities should apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years (i.e., January 1, 2019, for a calendar year entity). Early application is permitted for all public business entities and all nonpublic business entities upon issuance. The adoption of this standard is not expected to have a material impact on our financial position and results of operations.

FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force) – Adopted in November 2016, this ASU requires that the reconciliation of the beginning-of-period and end-of-period amounts shown in the statement of cash flows include cash and restricted cash equivalents. This ASU is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The adoption of this standard is not expected to have a material impact on our financial position and results of operations.

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09 amends the guidance for revenue recognition to replace numerous, industry-specific requirements and converges areas under this topic with those of the International Financial Reporting Standards. The ASU implements a five-step process for customer contract revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards. The amendment also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows from contracts with customers. Other major provisions include the capitalization and amortization of certain contract costs, ensuring the time value of money is considered in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. The amendments in this ASU are effective for reporting periods beginning after December 15, 2016, and early adoption is prohibited. Entities can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. Management believes the impact of the adoption of ASU 2014-09 will not have any material impact on our Consolidated Financial Statements.

We have implemented all new accounting pronouncements that are in effect and that may impact our financial statements and we do not believe that there are any other new pronouncements that have been issued that might have a material impact on our financial position or results of operations.

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DESCRIPTION OF BUSINESS

Overview and History

Kisses From Italy, Inc. (hereinafter referred to as “us,” “our,” “we,” the “Company” or “Kisses”) is a Florida corporation incorporated on March 7, 2013, which is focused on developing a fast casual food dining chain restaurant business. We commenced operations by opening our initial corporately owned location in Fort Lauderdale, Florida, in May 2015. Thereafter, by April 2016 we opened three additional locations, all in Southern Florida, through a working relationship with Wyndham Hotels, where we have built two of our other locations. Other than our lease agreements for these locations we have no other agreement in place with Wyndham Hotels. While we have had discussions with their management about enhancing and expanding our working relationship with them, we have no agreement in place to create such a relationship with Wyndham or any other national chain of hotels or time share operators and there are no assurances that any such arrangement will become effective in the near future, or at all.

In September 2017, Hurricane Irma made landfall in Southern Florida, causing significant damage to the area. As a result, we closed all of our stores for renovation following the storm. Our Fort Lauderdale location was reopened in early November 2017. We reopened two of the hotel locations in in Pompano Beach in January 2018 but elected not to reopen our 4th location, as this location suffered significant damage in the storm. See “Restaurant Development” below. Our intention is to own and operate up to 6 of our restaurants and utilize them as a showcase in the marketing of our proposed franchise operations.

In May 2017, we completed our National Franchise License and now have the ability to sell franchises in all of the states in the US except for New York, Virginia and Maryland which we intend to add at later dates if sufficient demand exists. In June 2017, we completed the sales of two franchise locations in Florida. We anticipate commencement of the building and development of these locations by the end of 2018

We strive to provide the highest level of service, high quality ingredients and products. Enveloped in our mission is our philosophy to support and partner with local producers and suppliers within the regions in order to provide a truly authentic experience to our customers. Our vision is to leverage the success from our flagship store and our initial hotel locations in the South Florida market and to expand into other regions on a local, state, national and global level. The main focus is doing so through our continued corporate owned store expansion, along with the development and sales of additional locations through the advancement of our franchise and territorial rights program.

Our principal offices are located at 80 SW 8th St. Suite 2000, Miami, Florida, 33130, telephone (305) 423-7024 and our website is www.kissesfromitaly.com.

Current Business Plan

Each of our restaurants has been and will continue to be designed to deliver great-tasting food in less than five minutes for in-restaurant dining or take-out orders.  In addition, the restaurant’s menu and operating systems have been specifically designed for consistent quality, which we believe is necessary for high-growth franchising. Hours of operation are expected to be from 7:00am to 11:00pm, subject to change if additional hours are required based upon the respective location of our restaurants.

Our Menu

Our menu includes grilled panini’s including an Italian style Panini, sausage, beef, sliced pork or chicken topped with quality natural “sott'olio” (grilled and marinated vegetable) products at prices ranging from $5.95 to $7.95. We also offer deli panini’s including fresh cheese Panini, prosciutto, salami, calicollo, bresaola and turkey panini’s ranging in price from $5.95 to $7.95. All our panini’s include lettuce, tomato and one choice of cheese and three choices of marinated vegetables, or three choices of grilled vegetables.

We also will offer desserts including a Nutella sandwich, a variety of fresh Danish, cannoli, Italian biscotti, sfogliatelle or a corneti, ranging in price from $1.50 to $2.50. We will provide an egg sandwich for breakfast only.

We will also have a full coffee and tea favorites, including espresso, cappuccino and other coffee drinks, soft drinks, bottled water and juices, as well as various flavors of granite (ices).

Our vision is to transport true authentic and rustic taste from the provinces of Italy through a fresh Panini with an espresso, latte or cold slush espresso to go. We intend to offer products that will cater to all diets including gluten free diets and emphasize fresh products with no preservatives.

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All our sott'olio and coffee products are made in Italy. Our management is in constant communication with our product manufacturers and search for the high quality and authentic products from different regions from Southern Italy including Sicily, Calabria, Puglia, Napoli, Potenza, and Toscana. Ensuring freshness and quality, our representatives work closely with local farmers and ranchers for all meats and fresh vegetables. All our products are D.O.P. (Protected Designation of Origin) certified and defined in the European Commission Regulations.

Our Fast Food Restaurants

Between May 2015 and May 2016 we opened four (4) restaurants in Southern Florida. Each of our restaurants is owned by a wholly owned limited liability company. Our initial restaurant is located at 3146 NE 9th Street in Fort Lauderdale, Florida. This location is across the street from an Atlantic Ocean public beach and consists of approximately 1,000 square feet of a retail restaurant with seating for up to 25 guests. See “Property,” below. This restaurant opened for business in May 2015. Subsequently, we opened three additional similar restaurants, all in Southern Florida. In September 2017, Hurricane Irma caused significant damage to the area, which caused a significant setback in the implementation of our business plan. All of our locations were closed until January 2018 in order to renovate the premises from the damage done by the hurricane. We elected not to re-open one of the locations and as a result, currently have 3 operating restaurants.

Except for the Fort Lauderdale location, all of our restaurant locations arose out of a relationship we established with Wyndham Vacation Ownership, Inc., which operates time share apartment complexes. Of our three restaurants, two are located in Wyndham time share resort properties where they are the only restaurants on site. Our lease agreements provide for our restaurants to provide room service that can be charged to the customer’s room, as well as an opportunity to provide food and beverage service to various sales, orientations, marketing and owner events held by Wyndham on a regular basis on these properties. Wyndham remits payments for these services bi-weekly and charges us with a 5% administrative fee for processing costs.

The initial relationship with Wyndham has provided us with an additional revenue stream that we had not considered when we originally began implementing our business plan. We have continued our discussions with Wyndham, as well as other similar companies and believe that our continued expansion of our restaurant concept will be enhanced as a result of our developing a more extensive relationship with Wyndham or another similar company. There are no assurances this will occur/

We incurred construction and equipment costs associated with the development of our initial restaurant location in Fort Lauderdale of approximately $225,000. However the costs associated with the development of our two Wyndham locations was approximately $110,000 per location. This discrepancy in development costs is primarily attributable to additional unforeseen costs for additional remodeling that we deemed necessary in order to have the new locations to our standards.

Each location is managed by one senior employee/manager and individually assessed based on foot traffic, seasonality, and other demographic factors. Training is provided in a peer training scenario. Whereby a new employee begins “on-the-job” training. We abide by the standards and rules set forth by the State of Florida Department of Health. Michele Di Turi and Ross Golub have the Certified Food Manager accreditation and have the proper authority to provide necessary food safety courses.

In March 2014 we entered into a consulting agreement with Jade Dragon Enterprises LLC, a Florida limited liability company (“Jade Dragon”), wherein Jade Dragon has agreed to assist us in locating and negotiating lease agreements for our future restaurant locations. In consideration for these services, we have agreed to issue 300,000 shares of our common stock. These shares will remain “locked up” for a period of one year from the date our common stock is approved for trading. There can be no assurances that our common stock will be approved for trading. The agreement is for a 3 year term, but may be terminated by either party upon 30 days’ notice.

Restaurant Franchising

In addition to opening our company-owned restaurants, we are engaged in franchising of our restaurant concept so that we can build market share and brand awareness. We have retained legal counsel specializing in franchise operations, who has prepared our Franchise Agreement. In May 2017, we completed its National Franchise License and now have the ability to sell franchises in all of the states in the US except for New York, Virginia and Maryland which we intend to add at later dates if sufficient demand exists. On June 23rd, 2017 we completed the sale of our initial two franchises at a price of $15,000 per location, each to be located in Florida. These locations are set to be developed at a later date. We anticipate commencement of the building and development of these locations by the end of 2018.

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Each of our franchise restaurants are required to conform to a standard of interior design, featuring a distinctive and comfortable Italian décor. Our prior approval is required for each specific location of a proposed franchise restaurant, which includes a requirement that the same be in a clearly identifiable commercial location built out in accordance with our standards. Franchisees are also required to satisfactorily complete training, and purchase certain equipment and supplies from us and other approved suppliers. We also require purchase of a point-of-sale system and data polling services from a specified supplier and a computer system that meets established system standards.

Franchisees are required to purchase approximately 90% to 95% of their supplies and food inventory either directly from us, or from approved suppliers. We attempt to negotiate system-wide volume discounts and/or rebates for our franchisees from approved suppliers and if successful, pass such discounts and/or rebates on to franchisees based on the volume of their purchases from the suppliers providing the discounts.

The franchise agreement also requires our franchisee to pay royalties of 9% of gross sales, which are defined to be total actual charges for all products (food and non-food) and services, such as catering and delivery, sold to customers, exclusive of taxes, on a weekly basis. We retain 6% of this royalty and the remaining 3% goes towards a marketing fund. The marketing fund is broken down in two parts, 2% for local marketing and 1% for national marketing. We anticipate that until national coverage is warranted, local and/or regional marketing campaigns will be implemented.

We also require that our franchisee enter into a collateral assignment and assumption of lease through which we are granted a security interest in all of the furniture, removable trade fixtures, inventory, licenses and supplies located in the restaurant as collateral for (1) the payment of any obligation owed to us, (2) any default or breach under the terms of the lease, and (3) any default or breach of any of the terms and provisions of the franchise agreement. In the event of a breach of or default under the lease or a payment by a franchisee as a result of a breach or default, we may be entitled to possession of the restaurant and all of our rights, title and interest in and to the lease. We also enter into a conditional assignment of telephone numbers and listings that assigns us telephone numbers and directory listings upon termination or expiration of a franchisee relationship.

The initial term of a franchise agreement is ten years , with a renewal provision of between 2-5 years on the terms and conditions of the franchise agreement so long as there has been substantial compliance with the franchise agreement, and pay a to-be-determined fee for each renewal.

Franchisees are also required to replace any franchise that terminates or expires or any restaurant that closes within the territory if necessary to maintain the number of our named restaurants required in the development schedule. If a franchisee fails to meet the development schedule, we have the right to terminate the agreement or adjust that territory to eliminate any state in the territory where we they have not achieved the minimum number required for that state.

We are required to perform the following services:

•	Solicitation of new franchise owners - Actively and continuously market and promote through advertising and solicit prospective franchise owners in their territory according to an annual plan and budget that they develop and submit for our approval.

•	Site selection, leasing and build-out - Consult and advise franchise owners with site selection and lease negotiation of the restaurants. Develop and maintain relationships with landlords for purposes of obtaining sites for restaurants and coordinating efforts with franchise owners to lease such sites. Develop relationships with landlords, contractors, equipment suppliers and service providers in the territory and assist in supervision of the build-out for the restaurants in our territory.

•	Training - Provide all initial training to the franchise owners, as well as supplemental and refresher training at our training restaurant. Schedule and coordinate all training of all franchise owners with our required mode of operations.

•	Opening assistance - Provide grand opening support, including coordinating marketing with local television, radio, newspapers and trade publications. Provide franchise owners with supervisory assistance and guidance in connection with the opening and initial operations of their restaurants. Provide pre-opening and post-opening assistance for each new restaurant.

•	Monitoring, audit and inspection - Be responsible for at least monthly monitoring of the operation of their restaurants, including monitoring and reporting of the sales volume and other data as determined from time to time. Monitor and communicate to our franchisee the marketing efforts of our restaurants. Conduct or assist franchisees with inspecting or auditing restaurants and their owners, with visits no less than monthly and in-depth reports at least quarterly.

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•	Vendors and suppliers - Notify vendors and, if necessary, locate new vendors for the franchises and coordinate distribution and purchasing programs. Assist franchisees in developing programs for suppliers and distributors of approved products. Maintain positive relationships and evaluate additional incentive programs and marketing programs from approved and preferred suppliers, vendors and other designated parties.

•	Continuing assistance to franchise owners - Provide continuing operating assistance and assist in facilitating transfers and renewals of franchises. Assist franchise owners during transfers of their franchises or restaurants.

We also require our franchisees to maintain certain staffing levels to meet all of the terms of the agreement. For the first development year we require each location to have 2 corporate employees, increasing to 3 for the fifth development year.

If a franchisee fails to perform any of the above services and we need to step in to perform such tasks, we require that they pay us an amount equal to 125% of the expenditures incurred by us in performing the services that they failed to perform. In addition, such failure will constitute a breach of the agreement. A breach of the agreement gives us the right to terminate the agreement after delivering notice to them of the breach and their failure to cure the breach within 30 days after delivery of the notice.

The agreement includes provisions where each franchisee must refer all inquiries for franchises in their territory to us. Under the terms of the Area Representative Agreement, we have the sole right to grant franchises in all our unsold territories, terminate a franchise agreement, and approve site selections, leases and other franchise real estate transactions.

Franchise Marketing

Our marketing strategy for establishing multi-unit franchises is to contact individuals or entities that have previously developed franchises in other concepts. This strategy allows us to find people with the proper knowledge, experience, and financial resources to develop a successful franchise operation in a timely fashion.

We are seeking individuals or groups with the skills and financial strength to operate multi-unit franchise organizations within specific geographic territories.  These persons must qualify on the basis of their skill sets and financial ability to develop a territory. We anticipate a franchise territory will consist of areas that are either cities or counties depending on population. We seek to identify people with considerable experience in management of food service venues who also have sufficient start-up capital to open several of our restaurants.

As of the date of this Prospectus we have entered into discussions with several possible franchise owners. It is anticipated that these franchisees will initially open multiple units, including restaurants in Florida, New York and California, the United Kingdom, Italy and Canada. However, there is no definitive agreement binding these potential franchisees to purchasing any of our franchises and there are no assurances that we will sell any franchises in the future.

We will consider the skills and investment capital that each potential multiple franchise owner presents to determine the size and nature of the territory and the minimum number of our restaurants that the franchise owner will be required to maintain in the territory in order keep the exclusive rights to that territory. We will review the demographics of each proposed location to consider the appropriate number of restaurants in each area based upon population and other factors including per capita income and then set the minimum number of restaurants at half the amount. Franchisees will not be restricted from opening additional restaurants beyond the minimum for their territory. We have not yet generated revenue from the sourcing of franchises and there are no assurances we will ever generate revenues from this business concept.

Commissary System

We plan to develop centralized commissary facilities that will serve all of the restaurants that we own in a given region. We believe that a commissary that serves a region of restaurants will improve efficiency and consistency for the restaurant concept. We also believe that a commissary system will allow our restaurants to be approximately 500 square feet smaller than they would otherwise be. We plan to build commissaries in areas with lower rent. In this manner, we plan to save the difference between the 500 fewer square feet that retail rental space would cost and the commissary’s costs located in a lower rent area. Our commissary will have storage space for paper products as well as walk-in coolers to store food. Food preparation for sauces, salad dressings, and other base ingredients will be done in the commissary “clean room” and then delivered to local restaurants daily. We believe central food preparation of sauces and base ingredients will maintain consistency of our restaurants’ products and possibly reduce labor costs.

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Restaurant Advertising

Our advertising has and will consist primarily of newspaper print ads, direct mailing efforts and also through social media, including Facebook, Twitter and other social media outlets. We also participated in other forms of advertising. For example, we intend to use an airplane to advertise our Kisses banner to the Fort Lauderdale beach crowd, offering promotional free coffee and T-shirts. Our ads will contain a coupon for a free coffee with the purchase of any meal item.

As we open restaurants in new markets we plan to duplicate the advertising effort we employed in Fort Lauderdale and to spend initially approximately 2% to 3% of monthly revenue for local advertising on a per company-owned restaurant basis. Since we plan to build multiple restaurants simultaneously within a specific geographic region, we believe our advertising cost as a percentage of revenue will decrease as we increase the number of restaurants within a region. There are no assurances we will successfully open multiple restaurants moving forward.

Employees

We currently employ 8 full time persons, plus our officers. Employees include 4 chefs, 3 barista’s and an inventory manager. Our employees work at will and are not represented by a collective bargaining unit. We believe our relationship with our employees is excellent in most cases. We require all our employees and consultants to sign a confidentiality and non-disclosure agreement.  Our success relies on our ability to hire additional employees, particularly on the local sales side. We believe there are numerous quality people to choose from throughout our area of targeted expansion.

As we grow we anticipate in the near future we will require a franchise director and a Chief Financial Officer/Controller, as well as various administrative support personnel.

Property

Our principal place of business is located at 80 SW 8th St. Suite 2000, Miami, Florida, 33130, which is an executive virtual office. This location consists of approximately 1,000 square feet of office and conference room space. The relevant lease expired March 1, 2014, but we have reverted to a month to month tenancy. We pay monthly rent of $179. We do not anticipate that we will need to expand the office facility for the next 12 months.

We have also executed lease agreements for our three company owned restaurants, including:

•	3146 NE 9th ST, Ft Lauderdale, Fl, 33304; (Lease signed in December 2013 for 7 years + 7 year option, 990 sq. ft.; initial monthly rent of $2,300 per month, plus 6% tax, with annual escalator;

•	2601 N Palm Aire Dr, Pompano Beach, Fl, 33069; Lease signed in December 2015 for 2 years + 1 year automatic renewal. 2,270 sq. ft., monthly rent cost $3,600; and

•	615 N Ocean Blvd, Pompano Beach, Fl, 33062; Lease signed in December 2015 for 1 years + 1 year automatic renewal. 600 sq. ft., monthly rent cost $545

Competition

The fast food segment of the restaurant industry is highly competitive and fragmented. In addition, fast food restaurants compete against other segments of the restaurant industry, including fast-casual restaurants and casual dining restaurants. The number, size and strength of our competitors vary by region. Our competitors also compete based on a number of factors, including taste, speed of service, value, name recognition, restaurant location and customer service.

The restaurant industry is often affected by changes in consumer tastes; national, regional or local economic conditions; currency fluctuations; demographic trends; traffic patterns; the type, number and location of competing food retailers and products; and disposable purchasing power. Our restaurant concept is expected to compete with international, national, and regional restaurant chains as well as locally owned restaurants. We will compete not only for customers, but also for management and hourly personnel, suitable real estate sites, and qualified franchisees.

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We believe that each of the following restaurants may provide competition to our proposed restaurants because they all are franchise operations that sell sandwiches and coffee:

•	Jimmy John’s
•	Subway
•	Chipotle Mexican Grill
•	Miami Subs Grill
•	Starbucks

Of the above-listed restaurants, all are larger and have significantly greater financial resources than we currently have available.

Government Regulations

We are subject to various federal, state and local laws affecting our business.  Our restaurants must comply with licensing and regulation by a number of governmental authorities, which include health, sanitation, safety and fire agencies in the state or municipality in which the restaurant is located. In addition, we must comply with various state laws that regulate the franchisor/franchisee relationship.

We are also subject to federal and state laws governing employment and pay practices, overtime, tip credits and working conditions. The bulk of our employees are paid on an hourly basis at rates related to the federal and state minimum wages.

We are also subject to federal and state child labor laws which, among other things, prohibit the use of certain “hazardous equipment” by employees 18 years of age or younger. Under the Americans with Disabilities Act, we could be required to expend funds to modify our restaurants to better provide service to, or make reasonable accommodation for the employment of disabled persons. We continue to monitor our facilities for compliance with the Americans with Disabilities Act in order to conform to its requirements. We believe future expenditures for such compliance would not have a material adverse effect on our operations.

As a potential franchisor we will be soliciting prospects for franchises and are subject to federal and state laws pertaining to franchising. These laws require that certain information be provided to franchise prospects at certain times and regulate what can be said and done during the offering process. Some states require the franchise offering circular to be registered and renewed on an annual basis.

Legal Proceedings

We are not involved in any material legal proceedings, nor are we aware of any legal proceedings threatened or in which any director or officer or any of their affiliates is a party adverse to our Company or has a material interest adverse to us.

Trademarks and Patents

We have applied for and received a registered trademark of our logo in Italy, No. 0001 528191. We have also obtained the registered trademark of our logo in the United States (United States Patent and Trademark Office) Serial Number. 87138230

Industry Overview

The National Restaurant Association projects that restaurant-industry sales will reach $798.7 billion in 2017, a 4.3 percent gain over the industry’s estimated sales of $766 billion in 2016. Adjusted for inflation, 2017’s projected restaurant-industry sales represents a 1.7 percent gain over 2016, up slightly from the 1.5 percent gain registered in 2016. Quick service and fast-casual sales are expected to total $233.7 billion in 2017, a 5.3 percent gain over 2016’s sales volume.

2018 is looking to be much like 2017, at least in terms of industry growth and financial forecast. The consumer price index remains strong, with discretionary income stable, maybe even ticking up. What is expected for 2018 is a nearly flat growth for the restaurant industry as a whole in 2018.

According to restaurant.org, the fast food industry in the United States is worth approximately 198.9 billion U.S. dollars. By 2020, this figure is forecasted to exceed $223 billion. The majority of this large market is comprised of on-premises restaurants and drive-thru’s, the rest consists of off-premises dining (take out) and cafeterias and buffets. In 2016, there were 186,977 franchised quick service restaurants in the United States; a figure which has grown by almost 28 thousand from almost a decade ago.

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The fast food market and QSR (Quick Service Restaurant) is mainly driven by the rise in the pace of life of the urban population and their requirement for inexpensive and faster options for their meals. It is also driven by the languid population who expect their meals delivered at their doorstep. However, rising health awareness among the consumers may impede the growth of the fast food industry in the foreseeable future. Even so, the rise in trend of online ordering and app-based companies offering delivery services could open up more opportunities in the future. Moreover, easily accessible healthy fast food may provide huge options to the health conscious populace bolstering the fast food market growth in the upcoming years.

The US and Asia Pacific are leading markets for fast food market in the world, primarily due to large population base. Asia- Pacific region is expected to grow at a highest CAGR over the forecast period, and its growth rate is expected to be extravagant over the forecast period. Due to busy lifestyles and with the presence of large chained food service restaurants the U.S. is the largest consumer of fast food in the world. The market size of fast food in the U.S. is expected to reach billions of USD in 2027.

According to the 2018 Franchise Business Outlook, franchise establishments are set to grow by 1.9 percent to 759,000 locations after increasing 1.6 percent in 2017, while employment will increase 3.7 percent to 8.1 million workers after growing 3.1 percent in 2017. The gross domestic product of the sector is forecast to increase by 6.1 percent to $451 billion, and will contribute approximately 3 percent of U.S. GDP in nominal dollars, according to the report. Franchise business output will also increase 6.2 percent to $757 billion. The forecast follows a year of slower growth in 2017, mirroring trends seen the year prior in terms of employment and output.

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MANAGEMENT

Executive Officers, Directors and Key Personnel

The following table sets forth information regarding our executive officers and directors:

Name	Age	Position
Michele Di Turi	41	Co-Chief Executive Officer, President and Chairman of the Board
Claudio Ferri	41	Co-Chief Executive Officer, Chief Investment Officer and a director
Leonardo Fraccalvieri	33	Chief Operating Officer and Director

The above listed officers and directors will serve until the next annual meeting of the shareholders or until their death, resignation, retirement, removal, or disqualification, or until their successors have been duly elected and qualified. Vacancies in the existing Board of Directors are filled by majority vote of the remaining Directors. Officers serve at the will of the Board of Directors.

Resumes

Michele Di Turi has been our Co-Chief Executive Officer, President and Director since our inception. In addition, Mr. Di Turi has been Chief Operating Officer and a Director of Sunshine Biopharma, Inc., a publicly held biotech company, since October 15, 2009. Since November 2008, Mr. Di Turi has also been President of Sunshine Bio Investments, Inc., a privately held Canadian corporation engaged in the sale of non-regulated biotechnology and medical products. Prior, from February 2003 through November 2008, he was employed by Mazda President, Inc., Montreal, Canada, as a sales representative and director of customer service. He devotes substantially all of his time to our business affairs.

Claudio Ferri is our Co-Chief Executive Officer, Chief Investment Officer and a director, positions he assumed at our inception. From May 2001 through September 2013, Mr. Ferri was employed by State Street Global Advisors, Montreal, Canada as Vice President, Senior Portfolio Manager and Trader where his responsibilities included the management of Canadian government bonds and provincial/agency investment strategies and trading for active and enhanced fixed income portfolios. Mr. Ferri received a Bachelor of Commerce degree from Concordia University in 2001 with a major in finance. He devotes approximately 30% of his time to our business affairs.

Leonardo Fraccalvieri has been our Chief Operating Officer and a director since our inception. Previously, from April 2013 through January 2014, he was Business Development Manager at Italy America Chamber of Commerce, West LA, CA, where he was responsible for management of project development and evaluation of Italian companies looking to expand in the US. From June 2012 through December 2013, he was a business analyst at 10EQS Management Consulting where he was responsible for market strategy definition. From May 2009 through June 2011, he was a Business Development specialist at BusinessviaItaly, where he worked with companies looking to expand their business internationally to find new commercial partners abroad, as well as providing new business opportunities for foreign nationals. Mr. Fraccalvieri attended Universita’ Commerciale Luigi Bocconi Milano, and received an undergraduate degree in Economics of International Market and New Technologies in Milan and a graduate degree from 2 Universita’ Commerciale Luigi Bocconi Milano in Milan where he received a Masters’ degree in International Management and Business Administration, majoring in Management Consulting and Strategy. He devotes substantially all of his time to our business affairs.

Board Committees

As of the date of this prospectus we do not have any committees of our Board of Directors. We expect to appoint outside Directors to serve on our Board in the near future, but as of the date of this Prospectus we have not identified such prospective Directors.  Once appointed and we become a reporting company, of which there is no assurance, we expect to form an Audit Committee, a Compensation Committee, a Corporate Governance Committee and a Nominating Committee.

Family Relationships

There are no family relationships between any of our Directors or executive officers.

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Director Independence

Our Board is currently composed of three members. Our Common Stock is not currently listed for trading on a national securities exchange and, as such, we are not subject to any director independence standards. No member of our Board of Directors is considered an independent director. We evaluated independence in accordance with the rules of The New York Stock Exchange, Inc., which generally provides that a director is not independent if: (i) the director is, or in the past three years has been, an employee of ours; (ii) a member of the director’s immediate family is, or in the past three years has been, an executive officer of ours; (iii) the director or a member of the director’s immediate family has received more than $120,000 per year in direct compensation from us other than for service as a director (or for a family member, as a non-executive employee); (iv) the director or a member of the director’s immediate family is, or in the past three years has been, employed in a professional capacity by our independent public accountants, or has worked for such firm in any capacity on our audit; (v) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers serves on the compensation committee; or (vi) the director or a member of the director’s immediate family is an executive officer of a company that makes payments to, or receives payments from, us in an amount which, in any twelve-month period during the past three years, exceeds the greater of $1,000,000 or 2% of that other company’s consolidated gross revenues.

Once we achieve public status, of which there can be no assurance, we will insure that our committees as well as Board of Directors complies with all the requirements of a public company under the auspices of the OTC Marketplace.

EXECUTIVE COMPENSATION

Remuneration

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to our executive officers. We do not currently have an established policy to provide compensation to members of our Board of Directors for their services in that capacity, although we may choose to adopt a policy in the future.

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SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)	Total ($)

Michele Di Turi	2016	113,190	0	0	0	113,190
President, CEO	2017	26,717	0	0	0	26,717

Claudio Ferri	2016	0	0	0	0	0
CEO, CIO	2017	0	0	0	0	0

Salaries are established by our Board of Directors. We currently do not have a Compensation Committee but expect to have one in place in the future once we have independent directors. None of our employees are employed pursuant to an employment agreement.

Compensation of Directors

Other than the compensation described above in the Summary Compensation Table, our officers and directors are reimbursed for actual expenses incurred.

Stock Plan

We have not adopted a stock plan but may do so in the future.

Employment Agreements

None of our executive officers are party to any employment agreement with us.

35

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table contains certain information regarding beneficial ownership of our Common Stock as of the date of this Prospectus by (i) each person who is known by us to own beneficially more than 5% of our Common Stock, (ii) each of our officers and Directors, and (iii) all Directors and executive officers as a group.

Class of Shares	Name and Address	# of Shares	% of Class

Common	Michele Di Turi(1) 80 SW 8th St. Suite 2000 Miami, Florida 33130	38,089,000	46.6%

Common	Claudio Ferri(1) 80 SW 8th St. Suite 2000 Miami, Florida 33130	20,409,920(2)	25%

Common	Leonardo Fraccalvieri(1) 80 SW 8th St. Suite 2000 Miami, Florida 33130	1,000,000	1.2%

Common	All Officers and Directors as a Group (3 persons)	59,498,920	72.8%

(1)     Officer and director of our Company.

(2)     Includes 410,000 shares of common stock held in the name of his wife.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Messrs. Di Turi and Ferri, our two officers and directors, invested $8,000 and $46,792 to acquire 80,000 and 460,792 shares, respectively, in our private placement that closed in 2016. They participated in this offering on the same terms and conditions as all of the other investors.

There have been no other related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 of Regulation S-K.

DESCRIPTION OF SECURITIES

Common Stock

There are 200,000,000 shares of Common Stock, $.001 par value, authorized, with 81,780,170 shares issued and outstanding and 25,000,000 shares of Preferred Stock, par value $0.01 per share, authorized, none of which has been issued or is outstanding. The holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock, which may be authorized and issued in the future. Upon a liquidation, dissolution or winding up of our Company the holders of Common Stock are entitled to receive ratably the net assets available after the payment of all debts and other liabilities, and subject further only to the prior rights of any outstanding Preferred Stock which may be authorized and issued in the future. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered herein will be, when issued and paid for, fully paid and non-assessable. Cumulative voting in the election of directors is not permitted and the holders of a majority of the number of outstanding shares will be in a position to control the election of directors at a general shareholder meeting and may elect all of the directors standing for election. We have no present intention to pay cash dividends to the holders of Common Stock.

36

Preferred Stock

Our Articles of Incorporation, as amended, also authorizes twenty-five million shares of Preferred Stock, par value of $0.01 per share, none of which has been issued. The Preferred Stock is entitled to preference over the Common Stock with respect to the distribution of assets of our Company in the event of liquidation, dissolution, or winding-up of our Company, whether voluntarily or involuntarily, or in the event of the any other distribution of our assets, among our stockholders for the purposes of winding-up affairs. The authorized but unissued shares of Preferred Stock may be divided into and issued in designated series from time to time by one or more resolutions adopted by the Board of Directors. The Directors, in their sole discretion, have the power to determine the relative powers, preferences, and rights of each series of Preferred Stock.

Transfer Agent and Registrar

We have retained ClearTrust Stock Transfer, Inc., 16540 Pointe Village Drive, Suite 205, Lutz, FL 33558, phone (813) 235-4490 as the transfer agent for our Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

In the event our Common Stock is approved for trading in the future, of which there can be no assurance, market sales of shares of our Common Stock after this Offering and from time to time, and the availability of shares for future sale, may reduce the market price of our Common Stock. Sales of substantial amounts of our Common Stock, or the perception that these sales could occur, could adversely affect prevailing market prices for our Common Stock and could impair our future ability to obtain capital, especially through an offering of equity securities. After the effective date of the registration statement of which this Prospectus is a part, all of the shares sold in this Offering will be freely tradable without restrictions or further registration under the Securities Act, unless the shares are purchased by our affiliates. After the effective date of the registration statement of which this Prospectus is a part, all of the shares registered in this Offering, constituting 22,201,650 shares, will be freely tradable without restrictions or further registration under the Securities Act, unless the shares are purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act. The balance of 59,578,920 shares which are not being registered will be eligible for sale pursuant to the exemption from registration. However, these shares not being registered are held by our management and other affiliates who are limited to selling only 1% of our issued and outstanding shares every 90 days.

If our application to trade our Common Stock on the OTCQB is approved, of which there can be no assurance, it is anticipated that our Common Stock will be considered a “penny stock” and will continue to be considered a penny stock so long as it trades below $5.00 per share and as such, trading in our Common Stock will be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a “penny stock,” including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities. In addition, few broker or dealers are likely to undertake these compliance activities. Other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market. See “RISK FACTORS.”

Rule 144

Rule 144, adopted by the Securities and Exchange Commission pursuant to the Securities Act of 1933, generally provides an exemption for the resale or privately offered securities provided the conditions of the rule are met, which include, among other limitations, that the securities be held for a minimum of nine months due to the fact that we expect to be a reporting company pursuant to the Securities Exchange Act of 1934, as amended. Consequently, our shareholders who are affiliates and whose shares are not being registered as part of the registration statement we have filed with the SEC (of which this Prospectus is a part) may not be able to avail themselves of Rule 144 or otherwise be readily able to liquidate their investments in the event of an emergency or for any other reason, and the shares may not be accepted as collateral for a loan. If such non-affiliate has owned the shares for at least nine months, he or she may sell the shares without complying with any of the restrictions of Rule 144 once we are deemed a reporting company.

37

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the Offering, a substantial interest, direct or indirect, in the Company or any of its parents or subsidiaries. Nor was any such person connected with the Company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon by Andrew I. Telsey, P.C., Centennial, Colorado. Andrew I. Telsey, sole shareholder of Andrew I. Telsey, P.C., owns 1,010,000 shares of our Common Stock.

EXPERTS

The financial statements of Kisses From Italy, Inc. as of and for the years ended December 31, 2017 and 2016 included herein have been audited by BF Borgers CPA PC, independent registered public accountants, as indicated in their reports with respect thereto, and are in reliance upon the authority of said firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the 33 Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ADDITIONAL INFORMATION

We have filed this registration statement on Form S-1, including exhibits, with the SEC with respect to the shares being offered in this Offering. This Prospectus is part of the registration statement, but it does not contain all of the information included in the registration statement or exhibits. If and when the SEC declares our registration statement effective, we will begin filing reports pursuant to the Securities Exchange Act of 1934, as amended. For further information with respect to our Common Stock, and us we refer you to the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this Prospectus as to the contents of any contract or any other document referred to herein are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You may inspect a copy of the registration statement without charge at the SEC’s principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, 100 F. St. NE, Washington, D.C. 20549, upon payment of fees prescribed by the SEC. The SEC maintains a worldwide website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov. The SEC’s toll free investor information service can be reached at 1-800-SEC-0330.

FINANCIAL STATEMENTS

The audited financial statements for the fiscal years ending December 31, 2017 and 2016 are set forth on pages F-1 - F-13;

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS, OR OF ANY SALE OF OUR COMMON STOCK.

38

KISSES FROM ITALY, INC.

Financial Statements

For the Years Ended December 31, 2017 and 2016

Page
Consolidated Balance Sheets as of March 31, 2018 (unaudited) and December 31, 2017	F-14
Interim Unaudited Consolidated Statements of Operations for the three months ended March 31, 2018 and 2017	F-55
Interim Unaudited Consolidated Statements of Cash Flows for the three months ended March 31, 2018 and 2017	F-16
Notes to Interim Consolidated Financial Statements	F-17

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of directors of Kisses From Italy, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Kisses From Italy, Inc. (the "Company") as of December 31, 2017 and 2016, the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ BF Borgers CPA PC

BF Borgers CPA PC

We have served as the Company's auditor since 2018.

Lakewood, CO

May 15, 2018

F-2

Kisses From Italy Inc.

Consolidated Balance Sheets

	December 31,	December 31,
	2017	2016
	(restated)	(restated)
ASSETS
Current assets:
Cash and cash equivalents	$51,955	$32,692
Total current assets	51,955	32,692

Property and equipment, net	130,102	169,123
Other Assets	1,093	–
Total assets	$183,150	$201,816

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$13,482	$2,483
Accrued liabilities	123,342	125,737
Loans payable	45,199	12,551
Total current liabilities	182,023	140,771
Total liabilities	182,023	140,771
Stockholders' Equity:
Preferred stock, $0.01 par value. 25,000,000 shares authorized; zero shares issued and outstanding	–	–
Common stock, $0.001 par value. 100,000,000 shares authorized; 81,780,170 and 74,535,170 shares issued and outstanding as of December 31, 2017 and 2016, respectively	81,780	75,745
Additional paid-in capital	1,545,796	948,331
Retained earnings deficit	(1,679,183)	(1,028,250)
Total Kisses From Italy Stockholders' Equity	(51,607)	(4,174)
Non-controlling interest	52,734	65,219
Total stockholders' equity	1,127	61,045
Total liabilities and equity	$183,150	$201,816

The accompanying notes are an integral part of the consolidated financial statements.

F-3

Kisses From Italy Inc.

Consolidated Statements of Operations

	December 31,	December 31,
	2017	2016
	(restated)	(restated)
Sales	$740,412	$928,624
Cost of goods sold	300,958	405,363
Gross margin	439,454	523,262
Operating expenses:
Depreciation and amortization	39,694	38,343
Executive compensation	26,717	113,190
Stock based compensation	468,500	441,000
Payroll Expenses	242,409	295,855
Rent	100,367	96,719
Consulting and professional fees	47,527	84,542
General and administrative	129,321	148,816
Total operating expenses	1,054,535	1,218,465
Income (loss) from operations	(615,081)	(695,203)
Other income (expense)
Interest income (expense), net	(48,336)	(15,643)
Total other income (expense)	(48,336)	(15,643)
Income (loss) before income taxes	(663,417)	(710,846)
Provision for income taxes (benefit)	–	–
Net loss	$(663,417)	$(710,846)
Less: net gain(loss) attributable to non-controlling interests	(12,486)	(4,781)
Net loss attributable to Kisses From Italy, Inc.	$(650,932)	$(706,065)

Basic and diluted earnings (loss) per common share	$(0.01)	$(0.01)

Weighted-average number of common shares outstanding:
Basic and diluted	76,036,654	72,517,441

The accompanying notes are an integral part of the consolidated financial statements.

F-4

Kisses from Italy

Consolidated Statements of Changes in Stockholders' Equity (restated)

					Additional	Non-		Total
	Preferred Stock		Common Stock		Paid-in	controlling	Retained	Stockholders'
	Shares	Value	Shares	Value	Capital	Interest	Earnings	Equity

Balance, December 31, 2015	–	$–	69,636,420	$69,636	$343,565	$70,000	$(322,185)	$161,016

Net income (loss)	–	–	–	–	–	(4,781)	(706,065)	–

Issuance of common stock in connection with sales made under private offerings	–	–	1,698,750	1,699	168,176	–	–	–

Issuance of common stock in exchange for consulting, professional and other services	–	–	4,410,000	4,410	436,590	–	–	–

Balance, December 31, 2016	–	$–	75,745,170	75,745	948,331	65,219	$(1,028,250)	$61,045

Net income (loss)	–	–	–	–	–	(12,486)	(650,932)	–

Issuance of common stock in connection with sales made under private offerings	–	–	1,350,000	1,350	133,650	–	–	–

Issuance of common stock in exchange for consulting, professional and other services	–	–	4,685,000	4,685	463,815	–	–	–

Balance, December 31, 2017	–	$–	81,780,170	$81,780	$1,545,796	$52,734	$(1,679,183)	$ ,1127

The accompanying notes are an integral part of the consolidated financial statements.

F-5

Kisses From Italy Inc.

Consolidated Statements of Cash Flows

	December 31,	December 31,
	2017	2016
	(restated)	(restated)
Cash flows from operating activities of continuing operations:
Net income (loss)	$(650,932)	$(706,065)
Net income loss attributable to non-controlling interest	(12,486)	(4,781)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	39,694	38,343
Stock based compensation	468,500	441,000
Changes in operating assets and liabilities:
Other assets	(1,092)
Accounts payable	11,000	2,483
Accrued liabilities	(2,397)	94,909
Net cash provided by (used in) operating activities	$(147,713)	$(134,311)

Cash flows from investing activities:
Purchase of fixed assets	(671)	(37,334)
Net cash provided by (used in) financing activities	(671)	(37,334)

Cash flows from financing activities:
Proceeds from short term borrowings-net of repayments	32,674	12,551
Proceeds from private placements	135,000	169,875
Net cash provided by (used in) financing activities	167,647	182,426

Net increase (decrease) in cash and cash equivalents	19,262	10,981
Cash and cash equivalents at beginning of period	32,692	21,711
Cash and cash equivalents at end of period	$51,955	$32,692

Supplemental disclosure of cash flow information:
Cash paid for interest	$–	$–
Cash paid for income taxes	$–	$–

The accompanying notes are an integral part of the consolidated financial statements.

F-6

Kisses From Italy, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2017 and 2016

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Explanatory Note

Our financial statements for the years ended December 31, 2017 and 2016 as previously filed as part of our registration statement filed with the SEC on May 15, 2018 have been restated. The previously filed financial statements did not reflect the liability for interest and penalties associated with unpaid payroll taxes. The net effect of this restatement was the increase our expenses and net losses by $11,789 in 2017 and by $8,972 in 2016. The impact of the restatement on the Company’s financial statements are reflected in Note 8- Restatement of Financial Statements.

Kisses From Italy Inc. (“the Company” or “KFI”) was incorporated in Florida on March 7, 2013. The Company’s main focus is to develop a fast, casual food dining chain restaurant business of corporate owned restaurants by expanding it through a nationwide/international franchise and territory sales program. The Company commenced operations in May of 2015 by opening its first location in Ft. Lauderdale, Florida. Three additional restaurants, which were located in various Wyndham Hotel properties in the Pompano Beach city area, were then opened within the following 10 months. All locations which were in leased facilities were fully operational by April 2016. In December 2017, the Company vacated one of its restaurants

The Company’s accounting year end is December 31st.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). This basis of accounting involves the application of accrual accounting and consequently, revenues and gains are recognized when earned, and expenses and losses or recognized when incurred. The consolidated financials include the accounts of the Company and its wholly owned subsidiaries; Kisses from Italy 9th LLC, Kisses from Italy-Franchising LLC; and its 70% owned subsidiary, Kisses-Palm Sea Royal LLC.

All intercompany accounts and transactions are eliminated in consolidation.

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business for the twelve-month period following the date of these financial statements. On a consolidated basis, the Company has incurred significant operating losses since inception.

Because the Company does not expect that existing operational cash flow will be sufficient to fund presently anticipated operations, this raises substantial doubt about the Company’s ability to continue as a going concern. Therefore, the Company will need to raise additional funds and is currently exploring alternative sources of financing. Historically, the Company has raised capital through private placements, as an interim measure to finance working capital needs and may continue to raise additional capital through sale of common stock or other securities and obtaining some short-term loans. The Company will be required to continue to so until its consolidated operations become profitable. Also, the Company has, in the past, paid for consulting services with its common stock to maximize working capital, and intends to continue this practice where feasible.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates relate to revenue recognition, valuation of accounts receivable and inventories, purchase price allocation of acquired businesses, impairment of long lived assets and goodwill, valuation of financial instruments, income taxes, and contingencies. The Company bases its estimates on historical experience, known or expected trends and various other assumptions that are believed to be reasonable given the quality of information available as of the date of these financial statements. The results of these assumptions provide the basis for making estimates about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates.

F-7

Revenue Recognition

Sales, as presented in our consolidated statements of earnings, represents food and beverage product sold and is presented net of discounts, coupons, employee meals and complimentary meals. Revenue from restaurant sales is recognized when food and beverage products are sold.

Non-controlling interest

Non-controlling interest represents third party ownership in the net assets of one of our consolidated subsidiaries. For financial reporting purposes, the assets and liabilities of our majority owned subsidiary consolidated with those of our own wholly owned subsidiaries, with any third-party investor’s interest shown as non-controlling interest.

Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. At December 31, 2017 and December 31, 2016, the Company cash equivalents totaled $51,955 and $32,692 respectively.

Property and equipment

Property and equipment are stated at cost or fair value if acquired as part of a business combination. Depreciation is computed by the straight-line method and is charged to operations over the estimated useful lives of the assets. Maintenance and repairs are charged to expense as incurred. The carrying amount and accumulated depreciation of assets sold or retired are removed from the accounts in the year of disposal and any resulting gain or loss is included in results of operations. The estimated useful lives of property and equipment are as follows:

Computers, software and office equipment	1 – 5 years
Machinery and equipment	3 – 5 years
Leasehold improvements	Lesser of lease term or estimated useful life

Income taxes

The Company accounts for income taxes under FASB ASC 740, “Accounting for Income Taxes”. Under FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. FASB ASC 740-10-05, “Accounting for Uncertainty in Income Taxes” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities.

The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The Company assesses the validity of its conclusions regarding uncertain tax positions on a quarterly basis to determine if facts or circumstances have arisen that might cause it to change its judgment regarding the likelihood of a tax position’s sustainability under audit.

Stock-based Compensation

We account for stock-based compensation using the fair value method following the guidance set forth in section 718-10 of the FASB Accounting Standards Codification for disclosure about Stock-Based Compensation. This section requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award- the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service.

F-8

Leases

We follow the guidance in ASC 840 “Leases,” which requires us to evaluate the lease agreements we enter into to determine whether they represent operating or capital leases at the inception of the lease.

Net Loss per Share

Net loss per common share is computed by dividing net loss by the weighted average common shares outstanding during the period as defined by Financial Accounting Standards, ASC Topic 260, "Earnings per Share." Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding.

Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 – PROPERTY AND EQUIPMENT

The following table sets forth the components of the Company’s property and equipment at December 31, 2017 and December 31, 2016:

	December 31, 2017			December 31, 2016
	Cost	Accumulated Depreciation	Net Book Value	Cost	Accumulated Depreciation	Net Book Value
Capital assets subject to depreciation:
Furniture and equipment	$52,868	$(24,733)	$28,135	$52,196	$(14,325)	$37,871
Leasehold improvements	175,716	(73,749)	101,967	175,715	(44,463)	131,252
Total fixed assets	$228,584	$(98,482)	$130,102	$227,911	$(58,788)	$169,123

For the years ended December 31, 2017 and the year ended December 31, 2016, the Company recorded depreciation and amortization of leasehold expenses of $39,694 and $38,343 respectively.

NOTE 4 -ACCRUED AND OTHER LIABILITIES

The following table sets forth the components of the Company’s accrued liabilities at December 31, 2017 and December 31, 2016.

	December 31, 2017	December 31, 2016
Sales tax payable	$42,462	$63,749
Payroll tax liabilities	80,880	61,988
Total accrued liabilities	$123,342	$125,737

NOTE 5 – LOANS PAYABLE

The Company has two asset-based lines of credit of $25,000, each with two separate lenders. The amount of credit available to be accessed is dependent on the amount of documented credit receipts received by the Company’s restaurants. The due dates on these credit advances are typically between 90 and 180 days. The interest rate on the facilities are approximately 38% and 31%, respectively, plus additional processing fees of approximately 5%. As of May 10, 2018, the Company was in compliance with the terms of these loans The Company recorded interest expense on these facilities of $48,336 and $15,643 for the years ended December 31, 2017 and 2016, respectively.

As of December 31, 2017, and 2016, loan payable balances were $45,119 and $12,551 respectively.

F-9

NOTE 6 – STOCKHOLDERS EQUITY

Common Stock

At December 31, 2017 there were 100,000,000 shares of Common Stock, $.001 par value, authorized, with 81,780,170 and 75,745,170 shares issued and outstanding, respectively as of December 31, 2017 and 2016, and 25,000,000 shares of Preferred Stock, par value $0.01 per share, authorized, none of which has been issued or is outstanding as of December 31, 2017 and 2016, respectively. In May 2018, the Company’s Board of Directors and Shareholders approved an amendment to the Company’s Articles of Incorporation, increasing the number of authorized Common Shares to 200,000,000, par value $0.01 per share.

Common Stock Issued in Private Placements

During the year ended December 31, 2017, the Company accepted subscription agreements from 9 investors and issued 1,350,000 shares of its common stock at a price of $0.10 per shares for gross proceeds totaling $135,000.

During the year ended December 31, 2016, the Company accepted subscription agreements from 8 investors and issued 1,698,750 shares of its common stock for gross proceeds totaling $169,785.

The officers of the Company purchased $8,000 and $46,792, respectively, worth of shares or 80,000 and 460,792 shares, respectively, at a value of $0.10 per share in the Company’s private placement that closed in 2016.

Common Stock Issued in Exchange for Services

During the year ended December 31, 2017, the Company issued 4,685,000 shares of its common stock for services valued at $0.10 per share valued at $468,500. These shares were issued to an aggregate of 13 persons. The price of $0.10 represented the Company’s share price in its private placement throughout all of 2017.

During the year ended December 31, 2016, the Company issued 4,410,000 shares of its common stock for services valued at $0.10 per share values at $441,000. These shares were issued to an aggregate of 5 persons. The price of $0.10 represented the Company’s share price in its private placement throughout all of 2016.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

As of December 31, 2017, the Company had three operating store locations. The Company leases these spaces based upon the following schedules:

•	Kisses From Italy 9th LLC based in Fort Lauderdale, Fl. leases approximately 990 square feet of space at a cost of $2,650 per month. The lease ends on December 9, 2020.
•	Kisses From Italy-Palm Aire based in Pompano Beach, Florida leases approximately 2,300 square feet of space at a cost of $3,600 per month. The lease ends on May 1, 2019. The Company has a one-year automatic renewal provision for this lease but is not obligated to exercise this renewal provision.
•	Kisses From Italy -Sea Gardens based in Pompano Beach, Florida leases approximately 600 square feet of space at a cost of $546 per month. The lease ends on August 1, 2018. The Company has a one-year automatic renewal provision for this lease, but is not obligated to exercise this renewal provision.
•	Kisses from Royal Vista which closed in August 2017, had been paying $1,800 per month in rent for approximately 950 square feet of space.

Additionally, the Company for its corporate offices located rents professional and furnished space on a month to month basis in Miami, Florida at a cost of $ 223 per month.

F-10

NOTE 8 - RESTATEMENT OF FINANCIALS STATEMENTS

The Company’s financial statements for the years ended December 31, 2017 and 2016 as previously filed as part of the Company’s registration statement filed with the SEC on May 15, 2018 have been restated. The previously filed financial statements did not reflect the liability for interest and penalties associated with unpaid payroll taxes. The net effect of this restatement was the increase the Company’s expenses and net losses by $11,789 in 2017 and by $8,972 in 2016.

The impact of this restatement on the Company’s financial statements for the year ended December 31, 2017, are reflected in the tables below:

Consolidated Balance Sheets

	As Revised	As Reported	Difference	As Revised	As Reported	Difference

	December 31,	December 31,		December 31,	December 31,
	2017	2017		2016	2016

ASSETS
Current assets:
Cash and cash equivalents	$51,955	$51,955	$–	$32,692	$32,692	$–
Total current assets	51,955	51,955	–	32,692	32,692	–
Other Assets
Property and equipment, net	130,102	130,102	–	169,123	169,123	–
Other Assets	1,093	1,093	–	–	–	–
Total assets	$183,150	$183,150	$–	$201,816	$201,816	$–

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$13,482	$13,482	$–	$2,483	$2,483	$–
Accrued liabilities	123,342	102,581	20,761	125,737	116,765	8,972
Loans payable	45,199	45,199	–	12,551	12,551	–
Total current liabilities	182,023	161,262	20,761	140,771	131,799	8,972
Total liabilities	182,023	161,262	20,761	140,771	131,799	8,972
Stockholders' Equity:
Preferred stock, $0.001 par value, 25,000,000 shares authorized; zero shares issued and outstanding	–	–	–	–	–	–
Common stock, $0.001 par value, 100,000,000 shares authorized; 81,780,170 and 74,535,170 shares issued and outstanding as of December 31, 2017 and 2016, respectively	81,780	81,780	–	75,745	75,745	–
Additional paid-in capital	1,545,796	1,545,796	–	948,331	948,331	–
Retained earnings deficit	(1,679,183)	(1,658,422)	(20,761)	(1,028,250)	(1,019,278)	(8,972)
Total Kisses From Italy Stockholders' Equity	(51,607)	(30,846)	(20,761)	(4,174)	4,798	(8,972)
Non-controlling interest	52,734	52,734	–	65,219	65,219	–
Total stockholders' equity	1,127	21,888	(20,761)	61,045	70,017	(8,972)
Total liabilities and equity	$183,150	$183,150	$–	$201,816	$201,816	$–

F-11

Consolidated Statements of Operations

	As Revised	As Reported	Difference	As Revised	As Reported	Difference

	December 31,	December 31,		December 31,	December 31,
	2017	2017		2016	2016

Sales	$740,412	$740,412	$–	$928,624	$928,624	$–
Cost of goods sold	300,958	300,958	–	405,363	405,363	–
Gross margin	439,454	439,454	–	523,262	523,262	–
Operating expenses:
Depreciation and amortization	39,694	39,694	–	38,343	38,343	–
Executive compensation	26,717	26,717	–	113,190	113,190	–
Stock based compensation	468,500	468,500	–	441,000	441,000	–
Payroll and other related expenses	242,409	230,620	11,789	295,855	286,883	8,972
Rent	100,367	100,367	–	96,719	96,719	–
Consulting and professional fees	47,527	47,527	–	84,542	84,542	–
General and administrative	129,321	129,321	–	148,816	148,816	–
Total operating expenses	1,054,535	1,042,747	11,789	1,218,465	1,209,492	8,972
Income (loss) from operations	(615,081)	(603,293)	(11,789)	(695,203)	(686,231)	(8,972)
Other income (expense)
Interest income (expense), net	(48,336)	(48,336)	–	(15,643)	(15,643)	–
Total other income (expense)	(48,336)	(48,336)	–	(15,643)	(15,643)	–
Income (loss) before income taxes	(663,417)	(651,629)	(11,789)	(710,846)	(701,873)	(8,972)
Provision for income taxes (benefit)	–	–	–	–	–	–
Net loss	$(663,417)	$(651,629)	$(11,789)	$(710,846)	$(701,873)	$(8,972)
Less: net gain(loss) attributable to non-controlling interests	(12,486)	(12,486)	–	(4,781)	(4,781)	–
Net loss attributable to Kisses From Italy, Inc.	$(650,932)	$(639,144)	$(11,789)	$(706,065)	$(697,093)	$(8,972)

Basic and diluted earnings (loss) per common share	$(0.01)	$(0.01)	$(0.00)	$(0.01)	$(0.01)	$(0.00)

Weighted-average number of common shares outstanding:
Basic and diluted	76,036,654	76,036,654	–	72,517,441	72,517,441	–

F-12

Consolidated Statements of Cash Flows

	As Revised	As Reported	Difference	As Revised	As Reported	Difference

	December 31,	December 31,		December 31,	December 31,
	2017	2017		2016	2016

Cash flows from operating activities of continuing operations:
Net income (loss)	$(650,932)	$(639,144)	$(11,789)	$(706,065)	$(697,093)	$(8,972)
Net income loss attributable to non-controlling interest	(12,486)	(12,486)	–	(4,781)	(4,781)	–
Adjustments to reconcile net loss to cash used in operating activities:			–			–
Depreciation and amortization	39,694	39,694	–	38,343	38,343	–
Stock based compensation	468,500	468,500	–	441,000	441,000	–
Changes in operating assets and liabilities:
Other assets	(1,092)	(1,092)	–	–	–	–
Accounts payable	11,000	10,999	–	2,483	2,483	–
Accrued liabilities	(2,397)	(14,184)	11,789	94,909	85,937	8,972
Loan payable	32,647	32,647	–	12,551	12,551	–
Net cash provided by (used in) operating activities	$(115,066)	$(115,066)	$–	$(121,560)	$(121,560)	$–

Cash flows from investing activities:
Purchase of fixed assets	(671)	(671)	–	(37,334)	(37,334)	–
Net cash provided by (used in) financing activities	(671)	(671)	–	(37,334)	(37,334)	–

Cash flows from financing activities:
Proceeds from private placements	135,000	135,000	–	169,875	169,875	–
Net cash provided by (used in) financing activities	135,000	135,000	–	169,875	169,875	–
						–
Net increase (decrease) in cash and cash equivalents	19,262	19,262	–	10,981	10,981	–
Cash and cash equivalents at beginning of period	32,692	32,692	–	21,711	21,711	–
Cash and cash equivalents at end of period	$51,955	$51,955	$–	$32,692	$32,692	$–

Supplemental disclosure of cash flow information:
Cash paid for interest	$–	$–	$–	$–	$– #	$–
Cash paid for income taxes	$–	$–	$–	$–	$– #	$–

NOTE 9 – SUBSEQUENT EVENT

In April 2018, the Company commenced a private offering of convertible debenture (the “Debentures”) to non-residents of the US. These Debentures accrue interest at the rate of 8% per annum and are convertible into shares of the Company’s Common Stock beginning upon issuance until such time as its Common Stock is approved for trading, of which there is no assurance, at a conversion rate of $0.0667 per share. Interest is payable annually, on or before February 15 of each year. Each Debenture matures 3 years after the issuance date. As of the date hereof an aggregate of $148,649 in Debentures have been issued. None have been converted.

In May 2018, the Company’s Board of Directors and Shareholders approved an amendment to the Company’s Articles of Incorporation, increasing the number of authorized Common Shares to 200,000,000, par value $0.01 per share.

F-13

Kisses From Italy Inc.

Consolidated Balance Sheets

	March 31,	December 31,
	2018	2017
	unaudited	(restated)
ASSETS
Current assets:
Cash and cash equivalents	$1,595	$51,955
Total current assets	1,595	51,955
Other Assets
Property and equipment, net	120,164	130,102
Other Assets	1,093	1,093
Total assets	$122,851	$183,150

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$13,482	$13,482
Accrued liabilities	131,656	123,342
Loans payable	40,791	45,199
Total current liabilities	185,929	182,023
Total liabilities	185,929	182,023
Stockholders' Equity:
Preferred stock, $0.001 par value, 25,000,000 shares authorized; zero shares issued and outstanding		–
Common stock, $0.001 par value,100,000,000 shares authorized; 81,780,170 and 81,780,170 shares issued and outstanding as of March 31, 2018 and December 31 2017, respectively	81,780	81,780
Additional paid-in capital	1,545,796	1,545,796
Retained earnings deficit	(1,742,359)	(1,679,183)
Total Kisses From Italy Stockholders' Equity	(114,783)	(51,607)
Non-controlling interest	51,705	52,734
Total stockholders' equity	(63,078)	1,127
Total liabilities and equity	$122,851	$183,150

The accompanying notes are an integral part of the consolidated financial statements.

F-14

Kisses From Italy Inc.

Consolidated Statements of Operations (Unaudited)

	March 31,	March 31,
	2018	2017

Sales	$105,404	$239,482
Cost of goods sold	46,379	101,006
Gross margin	59,025	138,476
Operating expenses:
Depreciation and amortization	9,938	9,902
Executive compensation	16,953	–
Payroll and other expenses	23,508	94,944
Rent	20,783	26,221
Consulting and professional fees	18,670	11,520
General and administrative	25,509	28,866
Total operating expenses	115,361	171,453
Income (loss) from operations	(56,336)	(32,977)
Other income (expense)
Interest income (expense), net	(6,840)	(2,534)
Total other income (expense)	(6,840)	(2,534)
Income (loss) before income taxes	(63,176)	(35,511)
Provision for income taxes (benefit)	–	–
Net loss	(63,176)	(35,511)
Less: net gain(loss) attributable to non-controlling interests	(1,028)	(3,089)
Net loss attributable to Kisses From Italy, Inc.	(64,204)	(32,422)

Basic and diluted earnings (loss) per common share	$(0.00)	$(0.00)

Weighted-average number of common shares outstanding:
Basic and diluted	81,780,170	75,745,170

The accompanying notes are an integral part of the consolidated financial statements.

F-15

Kisses From Italy Inc.

Consolidated Statements of Cash Flows (Unaudited)

	March 31,	March 31,
	2018	2017
Cash flows from operating activities of continuing operations:
Net income (loss)	(63,176)	$(32,422)
Net income loss attributable to non-controlling interest	(1,028)	(3,089)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	9,938	9,902
Changes in operating assets and liabilities:
Accrued liabilities	8,314	(6,042)
Net cash provided by (used in) operating activities	(45,952)	(31,651)

Cash flows from investing activities:
Purchase of fixed assets	–	–
Net cash provided by (used in) financing activities	–	–

Cash flows from financing activities:
Proceeds from short term borrowings-net of repayments	(4,408)	7,780
Net cash provided by (used in) financing activities	(4,408)	7,780

Net increase (decrease) in cash and cash equivalents	(50,360)	(23,871)
Cash and cash equivalents at beginning of period	$51,955	32,692
Cash and cash equivalents at end of period	1,595	$8,821

Supplemental disclosure of cash flow information:
Cash paid for interest	$–	$–
Cash paid for income taxes	$–	$–

The accompanying notes are an integral part of the consolidated financial statements.

F-16

Kisses From Italy, Inc.

Notes to Consolidated Unaudited Financial Statements

For the Three Month Periods Ended March 31, 2018 and 2017

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Kisses From Italy Inc. (the “Company” or “KFI”) was incorporated in Florida on March 7, 2013. The Company’s main focus is to develop a fast, casual food dining chain restaurant business of corporate owned restaurants by expanding it through a nationwide/international franchise and territory sales program. The Company commenced operations in May 2015 by opening its first location in Ft. Lauderdale, Florida. Three additional restaurants, which were located in various Wyndham Hotel properties in the Pompano Beach, Florida area, were then opened within the following 10 months. All locations which were in leased facilities were fully operational by April 2016. In December 2017, the Company vacated one of its restaurants.

The Company’s accounting year end is December 31st.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Management’s Representation of Interim Financial Statements

The accompanying unaudited consolidated financial statements have been prepared by the Company without audit pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) have been condensed or omitted as allowed by such rules and regulations, and management believes that the disclosures are adequate to make the information presented not misleading. These consolidated financial statements include all of the adjustments, which in the opinion of management are necessary to a fair presentation of financial position and results of operations. All such adjustments are of a normal and recurring nature. Interim results are not necessarily indicative of results for a full year. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements at December 31, 2017 and 2016 included in this Prospectus.

Basis of Presentation and Principles of Consolidation

The consolidated financial statements of the Company have been prepared in accordance with GAAP. This basis of accounting involves the application of accrual accounting and consequently, revenues and gains are recognized when earned, and expenses and losses or recognized when incurred. The consolidated financials include the accounts of the Company and its wholly owned subsidiaries; Kisses from Italy 9th LLC, Kisses from Italy-Franchising LLC; and its 70% owned subsidiary, Kisses-Palm Sea Royal LLC.

All intercompany accounts and transactions are eliminated in consolidation.

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business for the twelve-month period following the date of these financial statements. On a consolidated basis, the Company has incurred significant operating losses since inception.

Because the Company does not expect that existing operational cash flow will be sufficient to fund presently anticipated operations, this raises substantial doubt about the Company’s ability to continue as a going concern. Therefore, the Company will need to raise additional funds and is currently exploring alternative sources of financing. Historically, the Company has raised capital through private placements, as an interim measure to finance working capital needs and may continue to raise additional capital through sale of common stock or other securities and obtaining some short-term loans. The Company will be required to continue to so until its consolidated operations become profitable. Also, the Company has, in the past, paid for consulting services with its common stock to maximize working capital, and intends to continue this practice where feasible.

F-17

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates relate to revenue recognition, valuation of accounts receivable and inventories, purchase price allocation of acquired businesses, impairment of long lived assets and goodwill, valuation of financial instruments, income taxes, and contingencies. The Company bases its estimates on historical experience, known or expected trends and various other assumptions that are believed to be reasonable given the quality of information available as of the date of these financial statements. The results of these assumptions provide the basis for making estimates about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates.

Revenue Recognition

Sales, as presented in our consolidated statements of earnings, represents food and beverage product sold and is presented net of discounts, coupons, employee meals and complimentary meals. Revenue from restaurant sales is recognized when food and beverage products are sold.

 Non-controlling interest

Non-controlling interest represents third party ownership in the net assets of one of our consolidated subsidiaries. For financial reporting purposes, the assets and liabilities of our majority owned subsidiary consolidated with those of our own wholly owned subsidiaries, with any third-party investor’s interest shown as non-controlling interest.

Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. At December 31, 2017 and December 31, 2016, the Company cash equivalents totaled $51,955 and $32,692 respectively.

Property and equipment

Property and equipment are stated at cost or fair value if acquired as part of a business combination. Depreciation is computed by the straight-line method and is charged to operations over the estimated useful lives of the assets. Maintenance and repairs are charged to expense as incurred. The carrying amount and accumulated depreciation of assets sold or retired are removed from the accounts in the year of disposal and any resulting gain or loss is included in results of operations. The estimated useful lives of property and equipment are as follows:

Computers, software and office equipment	1 – 5 years
Machinery and equipment	3 – 5 years
Leasehold improvements	Lesser of lease term or estimated useful life

Income taxes

The Company accounts for income taxes under FASB ASC 740, “Accounting for Income Taxes”. Under FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. FASB ASC 740-10-05, “Accounting for Uncertainty in Income Taxes” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities.

The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The Company assesses the validity of its conclusions regarding uncertain tax positions on a quarterly basis to determine if facts or circumstances have arisen that might cause it to change its judgment regarding the likelihood of a tax position’s sustainability under audit.

F-18

Stock-based Compensation

The Company accounts for stock-based compensation using the fair value method following the guidance set forth in Section 718-10 of the FASB Accounting Standards Codification for disclosure about Stock-Based Compensation. This section requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award- the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service.

Leases

The Company follows the guidance in ASC 840 “Leases,” which requires us to evaluate the lease agreements the Company enters into to determine whether they represent operating or capital leases at the inception of the lease.

Net Loss per Share

Net loss per common share is computed by dividing net loss by the weighted average common shares outstanding during the period as defined by Financial Accounting Standards, ASC Topic 260, "Earnings per Share." Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding.

Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 – PROPERTY AND EQUIPMENT

The following table sets forth the components of the Company’s property and equipment at March 31, 2018 and December 31, 2017:

	March 31, 2018			December 31, 2017
	Cost	Accumulated Depreciation	Net Book Value	Cost	Accumulated Depreciation	Net Book Value
Capital assets subject to depreciation:
Furniture and equipment	$52,868	(27,350)	25,518	$52,868	$(24,733)	$28,135
Leasehold improvements	175,716	(81,070)	94,646	175,716	(73,749)	101,967
Total fixed assets	$228,584	(108,420)	120,164	$228,584	$(98,482)	$130,102

For the three month periods ended March 31, 2018 and March 31, 2017, the Company recorded depreciation and amortization of equipment and leaseholds of $9,938 and $9,902, respectively.

NOTE 4 -ACCRUED AND OTHER LIABILITIES

The following table sets forth the components of the Company’s accrued liabilities at March 31, 2018 and December 31, 2017.

	March 31, 2018	December 31, 2017
Sales tax payable	$48,250	$42,462
Payroll tax liabilities	83,406	80,880
Total accrued liabilities	$131,656	$123,342

F-19

NOTE 5 – LOANS PAYABLE

The Company has two asset-based lines of credit of $25,000, each with two separate lenders. The amount of credit available to be accessed is dependent on the amount of documented credit receipts received by the Company’s restaurants. The due dates on these credit advances are typically between 90 and 180 days. The interest rate on the facilities are approximately 38% and 31%, respectively, plus additional processing fees of approximately 5%. Currently the Company is in compliance with the terms of these loans The Company recorded interest expense on these facilities of $6,840 and $2,543 for the three months ended December 31, 2018 and 2017, respectively.

During the three months ended March 31, 2018, the Company received a short term non-interest bearing demand loan from an accredited investor for $10,000.

As of March 31, 2018, and December 31 2017, loan payable balances were $40,791 and $45,119 respectively.

NOTE 6 – STOCKHOLDERS EQUITY

Common Stock

At December 31, 2017 there were 100,000,000 shares of Common Stock, $.001 par value, authorized, with 81,780,170 and 75,745,170 shares issued and outstanding, respectively as of December 31, 2017 and 2016, and 25,000,000 shares of Preferred Stock, par value $0.01 per share, authorized, none of which has been issued or is outstanding as of December 31, 2017 and 2016, respectively. In May 2018, the Company’s Board of Directors and Shareholders approved an amendment to the Company’s Articles of Incorporation, increasing the number of authorized Common Shares to 200,000,000, par value $0.01 per share.

Common Stock Issued in Private Placements

During the three months ended March 31, 2018, the Company did not accept any subscription agreements to purchase its common stock.

During the year ended December 31, 2017, the Company accepted subscription agreements from 9 investors and issued 1,350,000 shares of its common stock at a price of $0.10 per shares for gross proceeds totaling $135,000.

Common Stock Issued in Exchange for Services

During the three months ended March 31, 2018, the Company did not issue any shares of its common stock for services.

During the year ended December 31, 2017, the Company issued 4,685,000 shares of its common stock for services valued at $0.10 per share valued at $468,500. These shares were issued to an aggregate of 13 persons. The price of $0.10 represented the Company’s share price in its private placement throughout all of 2017.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

As of March 31 2018, the Company had three operating store locations. The Company leases these spaces based upon the following schedules:

•	Kisses From Italy 9th LLC based in Fort Lauderdale, Fl. leases approximately 990 square feet of space at a cost of $2,650 per month. The lease ends on December 9, 2020.

•	Kisses From Italy-Palm Aire based in Pompano Beach, Florida leases approximately 2,300 square feet of space at a cost of $3,600 per month. The lease ends on May 1, 2019. The Company has a one-year automatic renewal provision for this lease but is not obligated to exercise this renewal provision.

•	Kisses From Italy -Sea Gardens based in Pompano Beach, Florida leases approximately 600 square feet of space at a cost of $546 per month. The lease ends on August 1, 2018. The Company has a one-year automatic renewal provision for this lease but is not obligated to exercise this renewal provision.

•	Kisses from Royal Vista which closed in August 2017, had been paying $1,800 per month in rent for approximately 950 square feet of space.

Additionally, the Company, for its corporate offices located rents professional and furnished space on a month to month basis in Miami, Florida at a cost of $223 per month.

F-20

NOTE 8 – SUBSEQUENT EVENTS

In April 2018 the Company commenced a private offering of up to $250,000 in convertible debenture (the “Debentures”) to non-residents of the US. These notes accrue interest at the rate of 8% per annum and are convertible into shares of the Company’s Common Stock beginning upon issuance until such time as the Company’s Common Stock is approved for trading, of which there is no assurance, at a conversion rate of $0.0667 per share. Interest is payable annually, on or before February 15 of each year. The Debenture matures 3 years after the issuance date. As of the date hereof, an aggregate of $148,649 in Debentures have been issued. None have been converted.

In May 2018, the Company’s Board of Directors and Shareholders approved an amendment to the Company’s Articles of Incorporation, increasing the number of authorized Common Shares to 200,000,000, par value $0.001 per share.

F-21

PROSPECTUS

__________________, 201__

Until ____________, 20__, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses to be paid by the Registrant are as follows. All amounts, other than the SEC registration fee, are estimates.

Amount to be Paid
SEC registration fee	$277
Legal fees and expenses	$40,000
Accounting fees and expenses	$25,000
Miscellaneous	$1,000

Total	$66,277

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Florida Business Corporation Act and our Articles of Incorporation, our directors and officers will have no personal liability to us or our shareholders for monetary damages incurred as the result of the breach or alleged breach by a director or officer of his “duty of care.” This provision does not apply to the directors’: (i) acts or omissions that involve intentional misconduct, fraud or a knowing and culpable violation of law, or (ii) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of his duties, including gross negligence.

The effect of this provision in our Articles of Incorporation is to eliminate the rights of our Company and our shareholders (through shareholder’s derivative suits on behalf of our Company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) and (ii) above. This provision does not limit nor eliminate the rights of our Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. Section 145 of the Florida General Corporation Law provides corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

During the year ended December 31, 2017, we accepted subscription agreements from 9 investors and issued 1,350,000 shares of common stock at a price of $0.10 per shares for gross proceeds totaling $135,000. During the year ended December 31, 2016, we accepted subscription agreements from 8 investors and issued 1,698,750 shares of common stock for gross proceeds totaling $169,785. We relied upon the exemption from registration provided by Regulation D promulgated under the Securities Act of 1933, as amended, to issue these shares. The proceeds of these offerings were used to implement our business plan, including opening of 4 restaurants and for working capital.

During the year ended December 31, 2017, we issued 4,685,000 shares of common stock for services to employees and consultants. These shares were issued to an aggregate of 13 persons. During the year ended December 31, 2016, we issued 4,410,000 shares of common stock for services. These shares were issued to an aggregate of 5 persons. We did not receive any proceeds from the issuance of these shares. We relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, to issue these shares.

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ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description

3.1	Articles of Incorporation *
3.2	Amendment to Articles of Incorporation *
3.3	Bylaws *
5.1	Opinion of Andrew I. Telsey, P.C. re: legality *
10.1	Assignment of Lease Agreement – Palm Aire Location *
10.2	Assignment of Lease Agreement – Sea Garden Location *
10.3	Lease Agreement – Fort Lauderdale Location *
10.4	Form of Convertible Debenture **
23.1	Consent of Andrew I. Telsey, P.C.
23.2	Consent of BF Borgers CPA PC

  * previously filed as an exhibit to the S-1 Registration Statement filed with the SEC on or about May 15, 2018

** previously filed as an exhibit to the S-1/A1 Registration Statement filed with the SEC on or about July 11, 2018

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(1)	File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(A)	Include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(B)	Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(C)	Include any additional or changed material information on the plan of distribution.

(2)	For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)	For determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

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(A)	Any preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;
(B)	Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(C)	The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(D)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned in the city of Miami, Florida on August 1, 2018.

KISSES FROM ITALY, INC.
By Michele Di Turi, Michele Di Turi, Chief Executive Officer

By: Claudio Ferri
Claudio Ferri, Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michele Di Turi, Chief Executive Officer, as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead in any and all capacities, in connection with this Registration Statement, including to sign in the name and on behalf of the undersigned, this Registration Statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, the following persons in the capacities and on the dates indicated have signed this Registration Statement:

Signature	Title	Date

/s/ Michele Di Turi Michele Di Turi	Co-Chief Executive Officer and Director (Principal Executive Officer)	August 1, 2018

/s/ Claudio Ferri Claudio Ferri	Co-Chief Executive Officer, Chief Financial Officer, and Director (Principal Financial and Accounting Officer)	August 1, 2018

/s/ Leonardo Fraccalvieri Leonardo Fraccalvieri	Director	August 1, 2018